Exhibit 10.1

EXECUTION COPY

AMENDMENT NO. 1 TO THE

CREDIT AGREEMENT

Dated as of January 23, 2009

AMENDMENT NO. 1 TO THE CREDIT AGREEMENT by and among Embarq Corporation, a Delaware corporation (the “Borrower”), the banks, financial institutions and other institutional lenders parties to the Credit Agreement referred to below (collectively, the “Lenders”) and Citibank, N.A., as administrative agent (the “Agent”) for the Lenders.

PRELIMINARY STATEMENTS:

(1) The Borrower, the Lenders, the Agent and other parties thereto had entered into a Credit Agreement dated as of May 10, 2006 (the “Existing Credit Agreement”). Capitalized terms not otherwise defined in this Amendment have the same meanings as specified in the Existing Credit Agreement.

(2) The Borrower has requested changes and modifications to the Existing Credit Agreement as hereinafter set forth; the Lenders party hereto are, on the terms and conditions stated below, willing to grant the request of the Borrower; and the Borrower and the Lenders party hereto have agreed to amend and restate the Existing Credit Agreement as hereinafter set forth.

SECTION 1. Amendments to Credit Agreement. The Existing Credit Agreement is, effective as of the Amendment Effective Date (as defined below), hereby amended in its entirety to read in full as set forth in Annex A hereto.

SECTION 2. Conditions of Effectiveness. Section 1 of this Amendment shall become effective on the date (the “Amendment Effective Date”) on which each of the following conditions shall have been satisfied (provided, however, that such satisfaction shall have occurred on or prior to the End Date (as defined in the Merger Agreement referred to below)):

(a) The Borrower shall have paid all accrued fees and expenses of Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. (together, the “Lead Arrangers”) (including the accrued fees and expenses of counsel to the Lead Arrangers) required to be paid by the Borrower under the Existing Credit Agreement or the Fee Letter dated January 22, 2009, between the Borrower and the Lead Arrangers, and for which invoices have been received.

(b) The Borrower shall have paid to the Agent an amendment fee, for the account of each Revolving Credit Lender that executes and delivers a copy of this Amendment to the Agent (or its counsel) at or prior to 5:00 p.m., New York City time, on January 22, 2009 (each, an “Approving Lender”), equal to 0.55% of the Revolving Credit Commitment of such Approving Lender as in effect on the Amendment Effective Date immediately after giving effect to the amendment referred to in Section 1 above.

(c) The Borrower shall have prepaid in full the Term Advances outstanding under the Existing Credit Agreement.

(d) The merger (the “Merger”) between the Borrower and a Subsidiary of CenturyTel, Inc., a Louisiana corporation (“CenturyTel”), contemplated by that certain Agreement and Plan of Merger dated as of October 26, 2008, among the Borrower, CenturyTel and a Subsidiary of CenturyTel (the “Merger Agreement”) shall have been, or substantially concurrently therewith shall be, consummated.

(e) The Agent shall have received:

(i) counterparts of this Amendment executed by the Borrower and the Lenders that, after giving effect to the prepayment of the Term Advances referred to in paragraph (c) above and the reductions referred to in clause (ii) below, constitute the Required Lenders;

(ii) notice from the Borrower that the Revolving Credit Commitments of the Lenders have been permanently and ratably reduced to $800,000,000 in the aggregate and that the Letter of Credit Commitments of the Issuing Banks have been permanently and ratably reduced to $100,000,000 in the aggregate;

(iii) a certificate signed by a duly authorized officer of the Borrower, dated the Amendment Effective Date, stating that after giving effect to this Amendment:

(x) the representations and warranties contained in Section 4.01 of the Existing Credit Agreement, as amended hereby, are correct on and as of the Amendment Effective Date, and

(y) no event has occurred and is continuing that constitutes a Default;

(iv) certified copies of the resolutions of the Board of Directors of the Borrower authorizing this Amendment and the Existing Credit Agreement, as amended hereby, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Amendment and the Existing Credit Agreement, as amended hereby;

(v) a certificate of the Secretary or an Assistant Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign this Amendment and the other documents to be delivered hereunder; and

(vi) a favorable opinion of counsel for the Borrower, in form and substance reasonably satisfactory to the Agent, as to matters relating to the Borrower, this Amendment and the Existing Credit Agreement, as amended hereby.

Amendment No. 1

2

SECTION 3. Certain Agreements and Acknowledgements. (a) Each Lender party hereto hereby (i) consents to the Merger and waives any Default or Event of Default arising under Section 6.01(g) of the Existing Credit Agreement solely as a result of the Merger and (ii) waives the application of the requirement set forth in Section 2.10(a) of the Existing Credit Agreement that the Borrower provide at least two Business Days’ prior notice of a prepayment of Eurodollar Rate Advances insofar as such requirement applies to the prepayment of the Term Advances in full as referred to in Section 2(c) above (it being agreed, however, that the foregoing waiver shall not affect obligations of the Borrower under Section 8.04(c) of the Existing Credit Agreement).

(b) The parties hereto hereby acknowledge that conditions precedent specified in Section 3.01 of the Existing Credit Agreement have been satisfied and the Effective Date is May 10, 2006.

SECTION 4. Reference to and Effect on the Credit Agreement and the Notes. (a) On and after the Amendment Effective Date, each reference in the Existing Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Existing Credit Agreement, and each reference in the Notes to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Existing Credit Agreement, shall mean and be a reference to the Existing Credit Agreement, as amended by this Amendment.

(b) The Existing Credit Agreement and the Notes, as specifically amended by this Amendment, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.

(c) Changes in the Applicable Margin and Applicable Percentage effected by this Amendment shall be effective for all periods (or portions thereof) on and after the Amendment Effective Date. Any interest, fees or other amounts accruing on the basis of the Applicable Margin and Applicable Percentage during periods (or portions thereof) prior to the Amendment Effective Date will accrue on the basis of the Applicable Margin and Applicable Percentage in effect for such periods prior to the Amendment Effective Date.

(d) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Agent under the Existing Credit Agreement, nor constitute a waiver of any provision of the Existing Credit Agreement.

SECTION 5. Costs, Expenses. The Borrower agrees to pay on demand all reasonable costs and expenses of the Agent and the Lead Arrangers in connection with the preparation, execution, delivery and administration, modification and amendment of this Amendment and the other instruments and documents to be delivered hereunder (including, without limitation, the reasonable fees and disbursements of counsel for the Agent and the Lead Arrangers) in accordance with the terms of Section 8.04 of the Existing Credit Agreement.

SECTION 6. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by facsimile or other electronic medium shall be effective as delivery of a manually executed counterpart of this Amendment.

Amendment No. 1

3

SECTION 7. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

Amendment No. 1

4

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

EMBARQ CORPORATION

By	/s/ Gene M. Betts
	Title:	Chief Financial Officer

CITIBANK, N.A.,
as Agent and as Lender

By	/s/ Kevin Ege
	Title:	Vice President

JPMORGAN CHASE BANK, N.A.

By	/s/ Christophe Vohmann
	Title:	Vice President

BANK OF AMERICA, N.A.

By	/s/ Jay D. Marquis
	Title:	Vice President

DEUTSCHE BANK AG NEW YORK BRANCH

By	/s/ Andreas Neumeier
	Title:	Managing Director

By	/s/ Yvonne Tilden
	Title:	Director

UBS AG STAMFORD BRANCH

By	/s/ Irja R. Otsa
	Title:	Associate Director

By	/s/ Mary E. Evans
	Title:	Associate Director

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

By	/s/ Jose Carlos
	Title:	Authorized Signatory

[Signature Page]	Amendment No. 1

UNION BANK OF CALIFORNIA, N.A.

By	/s/ Richard Vian
	Title:	Vice President

THE ROYAL BANK OF SCOTLAND PLC

By	/s/ Andrew Wynn
	Title:	Managing Director

WACHOVIA BANK, NATIONAL ASSOCIATION

By	/s/ Tray Jones
	Title:	Vice President

COBANK ACB

By	/s/ Thomas Meyer
	Title:	Vice President

CREDIT SUISSE, CAYMAN ISLANDS BRANCH

By	/s/ Rianka Mohan
	Title:	Vice President

By	/s/ Mikhail Faybusovich
	Title:	Vice President

FORTIS BANK SA/NV, NEW YORK BRANCH

By	/s/ Barbara Nash
	Title:	Managing Director and Group Head

By	/s/ John Sullivan
	Title:	Managing Director

MORGAN STANLEY BANK

By	/s/ Melissa James
	Title:	Authorized Signatory

[Signature Page]	Amendment No. 1

SUMITOMO MITSUI BANKING CORPORATION

By	/s/ Leo E. Pagarigan
	Title:	General Manager

COMMERCE BANK, N.A.

By	/s/ David C. Enslen
	Title:	Senior Vice President

FIFTH THIRD BANK

By	/s/ Garland Robeson
	Title:	Assistant Vice President

MIZUHO CORPORATE BANK LTD.

By	/s/ Raymond Ventura
	Title:	Deputy General Manager

GOLDMAN SACHS CREDIT PARTNERS L.P.

By	/s/ John Makrinos
	Title:	Authorized Signatory

THE NORTHERN TRUST COMPANY

By	/s/ Rick J. Gomez
	Title:	Second Vice President

U.S. BANK NATIONAL ASSOCIATION

By	/s/ John T. Pearson
	Title:	Vice President

CHANG HWA COMMERCIAL BANK, LTD., NEW YORK BRANCH

By	/s/ Carol Sun
	Title:	Vice President

E.SUN COMMERCIAL BANK, LTD., LOS ANGELES BRANCH

By	/s/ Benjamin Lin
	Title:	EVP & General Manager

[Signature Page]	Amendment No. 1

COMMERZBANK AG, NEW YORK AND GRAND CAYMAN BRANCHES

By	/s/ Christian Bergeron
	Title:	Vice President

By	/s/ Michael Fruchter
	Title:	Vice President

[Signature Page]	Amendment No. 1

Annex A

CREDIT AGREEMENT

Dated as of May 10, 2006

As Amended and Restated as of January 23, 2009

Among

EMBARQ CORPORATION

as Borrower

THE INITIAL LENDERS NAMED HEREIN

as Initial Lenders

and

CITIBANK, N.A.

as Administrative Agent

JPMORGAN CHASE BANK, N.A.

as Syndication Agent

BANK OF AMERICA, N.A.

DEUTSCHE BANK SECURITIES INC.

THE ROYAL BANK OF SCOTLAND PLC

UBS LOAN FINANCE LLC

and

WACHOVIA BANK, NATIONAL ASSOCIATION

as Co-Documentation Agents

and

CITIGROUP GLOBAL MARKETS INC.

and

J.P. MORGAN SECURITIES INC.

as Joint Lead Arrangers and Joint Bookrunners

Schedules

Schedule I - List of Applicable Lending Offices

Schedule 2.01(b) - Existing Letters of Credit

Schedule 5.02(a) - Existing Liens

Schedule 5.02(d) - Existing Debt

Exhibits

Exhibit A	-	Form of Note

Exhibit B	-	Form of Notice of Borrowing

Exhibit C	-	Form of Assignment and Acceptance

Exhibit D	-	Form of Opinion of Counsel for the Borrower

CREDIT AGREEMENT

Dated as of May 10, 2006

As Amended and Restated as of January 23, 2009

EMBARQ CORPORATION, a Delaware corporation (the “Borrower”), the banks, financial institutions and other institutional lenders (the “Initial Lenders”) and issuers of letters of credit (“Initial Issuing Banks”) listed on Schedule I hereto, and CITIBANK, N.A. (“Citibank”), as administrative agent (the “Agent”) for the Lenders (as hereinafter defined), agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Advance” means an advance by a Lender to the Borrower as part of a Borrowing and refers to a Base Rate Advance or a Eurodollar Rate Advance (each of which shall be a “Type” of Advance).

“Affected Lender” means any Lender that (a) has defaulted in its obligation to fund any Advance, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute or unless such failure has been cured, or (c) shall (or whose parent company shall) take any action or be the subject of any action or proceeding of a type described in Section 6.01(e).

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 10% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

“Agent’s Account” means the account of the Agent maintained by the Agent at Citibank at its office at 388 Greenwich Street, New York, New York 10013, Account No. 36852248, Attention: Bank Loan Syndications.

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

“Applicable Margin” means, as of any date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

Public Debt Rating S&P/Moody’s/Fitch	Applicable Margin for Base Rate Advances	Applicable Margin for Eurodollar Rate Advances
Level 1 BBB+ or Baa1 or BBB+	0.750%	1.750%
Level 2 BBB or Baa2 or BBB	1.125%	2.125%
Level 3 BBB- and Baa3 and BBB-	1.500%	2.500%
Level 4 BBB- or Baa3 or BBB-	1.875%	2.875%
Level 5 BB+ or Ba1 or BB+	2.250%	3.250%
Level 6 BB or Ba2 or BB	2.625%	3.625%
Level 7 Lower than Level 6	3.000%	4.000%

“Applicable Percentage” means, as of any date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

Public Debt Rating S&P/Moody’s/Fitch	Applicable Percentage
Level 1 BBB+ or Baa1 or BBB+	0.250%
Level 2 BBB or Baa2 or BBB	0.375%
Level 3 BBB- and Baa3 and BBB-	0.500%
Level 4 BBB- or Baa3 or BBB-	0.625%
Level 5 BB+ or Ba1 or BB+	0.750%
Level 6 BB or Ba2 or BB	0.875%
Level 7 Lower than Level 6	1.000%

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Agent, in substantially the form of Exhibit C hereto.

“Assuming Lender” has the meaning specified in Section 2.18(d).

“Assumption Agreement” has the meaning specified in Section 2.18(d)(ii).

“Available Amount” of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing).

“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of:

(a) the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank’s base rate;

(b) the sum (adjusted to the nearest 1/4 of 1% or, if there is no nearest 1/4 of 1%, to the next higher 1/4 of 1%) of (i)  1/2 of 1% per annum, plus (ii) the rate obtained by dividing (A) the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average (adjusted to the basis of a year of 360 days) being determined weekly on each Monday (or, if such day is not a Business Day, on the next succeeding Business Day) for the three-week period ending on the previous Friday by Citibank on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by Citibank from three New York certificate of deposit dealers of recognized standing selected by Citibank, by (B) a percentage equal to 100% minus the average of the daily percentages specified during such three-week period by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, but not limited to, any emergency, supplemental or other marginal reserve requirement) for Citibank with respect to liabilities consisting of or including (among other liabilities) three-month U.S. dollar non-personal time deposits in the United States, plus (iii) the average during such three-week period of the annual assessment rates estimated by Citibank for determining the then current annual assessment payable by Citibank to the Federal Deposit Insurance Corporation (or any successor) for insuring U.S. dollar deposits of Citibank in the United States; and

(c)  1/2 of one percent per annum above the Federal Funds Rate.

“Base Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(i).

“Borrower Information” has the meaning specified in Section 8.08.

“Borrowing” means a borrowing consisting of simultaneous Advances of the same Type made, Converted or continued on the same date and, in the case of Eurodollar Rate Advances, as to which a single Interest Period is in effect.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.

“CenturyTel” means CenturyTel, Inc., a Louisiana corporation.

“Commitment” means a Revolving Credit Commitment or a Letter of Credit Commitment.

“Commitment Date” has the meaning specified in Section 2.18(b).

“Commitment Increase” has the meaning specified in Section 2.18(a).

“Consenting Lender” has the meaning specified in Section 2.19(b).

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Convert”, “Conversion” and “Converted” each refers to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.08 or 2.09.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables not overdue by more than 60 days incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases and under synthetic, off-balance sheet or tax retention leases (excluding, however, operating leases), (e) all obligations, contingent or otherwise, of such Person in respect of acceptances, standby letters of credit or similar extensions of credit, (f) all net payment obligations of such Person in respect of Hedge Agreements, (g) all obligations outstanding to Persons that are not Affiliates of the Borrower in connection with a receivables securitization program, (h) all Debt of others referred to in clauses (a) through (g) above or clause (i) below (collectively, “Guaranteed Debt”) guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (1) to pay or purchase such Guaranteed Debt or to advance or supply funds for the payment or purchase of such Guaranteed Debt, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Guaranteed Debt or to assure the holder of such Guaranteed Debt against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor against loss, and (i) all Debt referred to in clauses (a) through (h) above (including Guaranteed Debt) secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.

“Debt for Borrowed Money” means all items that, in accordance with GAAP, would be classified as debt on the Borrower’s Consolidated balance sheet and including, without duplication, whether or not reflected as debt of the Borrower’s Consolidated balance sheet, all obligations outstanding to Persons that are not Affiliates of the Borrower in connection with a receivables securitization program.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in the Assumption Agreement or the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

“EBITDA” means, for any period, net income (or net loss) (before discontinued operations for such period and exclusive of, without duplication, (x) the income or loss resulting from extraordinary items, (y) the income of any Person accounted for by the Borrower on the equity method and (z) non-cash, one time charges) plus the sum of (a) interest expense, (b) income tax expense, (c) depreciation expense and (d) amortization expense, in each case determined in accordance with GAAP for such period.

“Effective Date” has the meaning specified in Section 3.01.

“Eligible Assignee” means (i) a Lender; (ii) an Affiliate of a Lender that is a bank or other financial institution; and (iii) any other bank or financial institution approved by the Agent, each Issuing Bank (in the case of any assignment of Revolving Credit Commitments) and, unless an Event of Default has occurred and is continuing at the time any assignment is effected in accordance with Section 8.07, the Borrower, such approval not to be unreasonably withheld or delayed; provided, however, that neither the Borrower nor an Affiliate of the Borrower shall qualify as an Eligible Assignee.

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the Borrower’s controlled group, or under common control with the Borrower, within the meaning of Section 414 of the Internal Revenue Code.

“ERISA Event” means (a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC, or (ii) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such Section) are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of the Borrower or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by the Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for the imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” opposite its name on Schedule I hereto or in the Assumption Agreement or the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

“Eurodollar Rate” means, for any Interest Period for each Eurodollar Rate Advance comprising part of the same Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a) the rate per annum (rounded upward to the nearest whole multiple of 1/16 of 1% per annum) appearing on Moneyline Telerate Markets Page 3750 (or any successor page) as the London interbank offered rate for deposits in U.S. dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period or, if for any reason such rate is not available, the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the rate per annum at which deposits in U.S. dollars are offered by the principal office of each of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to such Reference Bank’s Eurodollar Rate Advance comprising part of such Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period. If the Moneyline Telerate Markets Page 3750 (or any successor page) is unavailable, the Eurodollar Rate for any Interest Period for each Eurodollar Rate Advance comprising part of the same Borrowing shall be determined by the Agent on the basis of applicable rates furnished to and received by the Agent from the Reference Banks two Business Days before the first day of such Interest Period, subject, however, to the provisions of Section 2.08.

“Eurodollar Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(ii).

“Eurodollar Rate Reserve Percentage” for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period.

“Events of Default” has the meaning specified in Section 6.01.

“Extension Date” has the meaning specified in Section 2.19(b).

“Facility” means the Revolving Credit Facility or the Letter of Credit Facility.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

“Fitch” means Fitch, Inc.

“GAAP” has the meaning specified in Section 1.03.

“Hazardous Materials” means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements.

“Increase Date” has the meaning specified in Section 2.18(a).

“Increasing Lender” has the meaning specified in Section 2.18(b).

“Information Memorandum” means the information memorandum dated April 7, 2006 used by the Agent in connection with the syndication of the Commitments.

“Insignificant Subsidiary” means any Subsidiary of the Borrower that (i) has assets aggregating $1,000,000 or less and (ii) does not have any creditor that is the beneficiary of a guaranty of the Borrower or any of its Subsidiaries.

“Interest Coverage Ratio” means, for any period of four fiscal quarters (or, if fewer, the number of full fiscal quarters subsequent to the Effective Date), a ratio of Consolidated EBITDA of the Borrower and its Subsidiaries for such period to interest expense on, including amortization of debt discount in respect of, Consolidated Debt for Borrowed Money of the Borrower and its Subsidiaries during such period.

“Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, with respect to Eurodollar Rate Advances, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months, and subject to clause (c) of this definition, nine months, as the Borrower may, upon notice received by the Agent not later than 12:00 noon (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(a) the Borrower may not select any Interest Period for any Borrowing that ends after the Termination Date;

(b) Interest Periods commencing on the same date for Eurodollar Rate Advances comprising part of the same Borrowing shall be of the same duration;

(c) the Borrower shall not be entitled to select an Interest Period having duration of nine months unless, by 2:00 P.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, each Lender notifies the Agent that such Lender will be providing funding for such Borrowing with such Interest Period (the failure of any Lender to so respond by such time being deemed for all purposes of this Agreement as an objection by such Lender to the requested duration of such Interest Period); provided that, if any or all of the Lenders object to the requested duration of such Interest Period, the duration of the Interest Period for such Borrowing shall be one, two, three or six months, as specified by the Borrower requesting such Borrowing in the applicable Notice of Borrowing as the desired alternative to an Interest Period of nine months;

(d) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(e) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Issuance” with respect to any Letter of Credit means the issuance, amendment, renewal or extension of such Letter of Credit.

“Issuing Bank” means an Initial Issuing Bank or any Eligible Assignee to which a portion of the Letter of Credit Commitment hereunder has been assigned pursuant to Section 8.07 or any other Lender so long as such Eligible Assignee or other Lender expressly agrees to perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as an Issuing Bank and notifies the Agent of its Applicable Lending Office (which information shall be recorded by the Agent in the Register), for so long as such Initial Issuing Bank, Eligible Assignee or other Lender, as the case may be, shall have a Letter of Credit Commitment.

“L/C Cash Deposit Account” means an interest bearing cash deposit account to be established and maintained by the Agent, over which the Agent shall have sole dominion and control, upon terms as may be satisfactory to the Agent.

“L/C Related Documents” has the meaning specified in Section 2.06(b)(i).

“Lenders” means each Initial Lender, each Assuming Lender that shall become a party hereto pursuant to Section 2.18 or 2.19 and each Person that shall become a party hereto pursuant to Section 8.07, other than any Person the shall have ceased to be a party hereto pursuant to Section 8.07 or Section 2.05(b). Unless the context requires otherwise, the term “Lenders” shall be deemed to include each Issuing Bank.

“Letter of Credit” has the meaning specified in Section 2.01(b).

“Letter of Credit Agreement” has the meaning specified in Section 2.03(a).

“Letter of Credit Commitment” means, with respect to each Issuing Bank, the obligation of such Issuing Bank to issue Letters of Credit for the account of the Borrower and its Subsidiaries in (a) the Dollar amount set forth opposite the Issuing Bank’s name on Schedule I hereto under the caption “Letter of Credit Commitment” or (b) if such Issuing Bank has entered into one or more Assignment and Acceptances, the Dollar amount set forth for such Issuing Bank in the Register maintained by the Agent pursuant to Section 8.07(d) as such Issuing Bank’s “Letter of Credit Commitment”.

“Letter of Credit Facility” means, at any time, an amount equal to the least of (a) the aggregate amount of the Issuing Banks’ Letter of Credit Commitments at such time, (b) $100,000,000 and (c) the aggregate amount of the Revolving Credit Commitments, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Leverage Ratio” means, for any date, a ratio of Consolidated Debt for Borrowed Money of the Borrower and its Subsidiaries on such date to Consolidated EBITDA of the Borrower and its Subsidiaries for the period of four fiscal quarters most recently ended.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Material Adverse Change” means any material adverse change in the business, condition (financial or otherwise) or operations of the Borrower and its Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, condition (financial or otherwise) or operations of the Borrower and its Subsidiaries taken as a whole, (b) the rights and remedies of the Agent or any Lender under this Agreement or any Note or (c) the ability of the Borrower to perform its obligations under this Agreement or any Note.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and at least one Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Non-Consenting Lender” has the meaning specified in Section 2.19(b).

“Note” means a promissory note of the Borrower payable to the order of any Lender, delivered pursuant to a request made under Section 2.16 in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Advances made by such Lender.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Notice of Issuance” has the meaning specified in Section 2.03(a).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Permitted Holder” means CenturyTel, any of its Subsidiaries and any successor of any of the foregoing.

“Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 5.01(b) hereof; (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings and as to which appropriate reserves are being maintained; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; and (e) easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Public Debt Rating” means, as of any date, the rating that has been most recently announced by any of S&P, Moody’s or Fitch, as the case may be, for any class of non-credit enhanced long-term senior unsecured debt issued by the Borrower or, if any such rating agency shall have issued more than one such rating, the lowest such rating issued by such rating agency. For purposes of the foregoing, (a) if only one of S&P, Moody’s and Fitch shall have in effect a Public Debt Rating, the Applicable Margin and the Applicable Percentage shall be determined by reference to the available rating; (b) if none of S&P, Moody’s or Fitch shall have in effect a Public Debt Rating, the Applicable Margin and the Applicable Percentage will be set in accordance with Level 7 under the definition of “Applicable Margin” or “Applicable Percentage”, as the case may be; (c) unless Level 3 applies, if only two of S&P, Moody’s and Fitch shall have in effect a Public Debt Rating, the Applicable Margin and the Applicable Percentage shall be determined by reference to the higher rating unless there is a split in such ratings of more than one level, in which case the level that is one level higher than the level of the lower such ratings shall apply, (d) unless Level 3 applies, if all three have established ratings and the ratings established by S&P, Moody’s and Fitch shall fall within two different levels, the Applicable Margin and the Applicable Percentage shall be based upon the rating assigned by two of such agencies, or if the ratings established by S&P, Moody’s and Fitch shall fall within three different levels, the Applicable Margin and the Applicable Percentage shall be based upon the middle rating; (e) if any rating established by S&P, Moody’s or Fitch shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; and (f) if S&P, Moody’s or Fitch shall change the basis or system on which ratings are established, each reference to the Public Debt Rating announced by S&P, Moody’s or Fitch, as the case may be, shall refer to the then equivalent rating by S&P, Moody’s or Fitch, as the case may be.

“Ratable Share” of any amount means, with respect to any Lender at any time, the product of such amount multiplied by a fraction the numerator of which is the amount of such Lender’s Revolving Credit Commitment at such time (or, if the Revolving Credit Commitments shall have been terminated pursuant to Section 2.05 or 6.01, such Lender’s Revolving Credit Commitment as in effect immediately prior to such termination) and the denominator of which is the aggregate amount of all Revolving Credit Commitments at such time (or, if the Revolving Credit Commitments shall have been terminated pursuant to Section 2.05 or 6.01, the aggregate amount of all Revolving Credit Commitments as in effect immediately prior to such termination).

“Reference Banks” means Citibank, JPMorgan Chase Bank, N.A. and Bank of America, N.A.

“Register” has the meaning specified in Section 8.07(d).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders owed or holding at least a majority of the sum of (a) the aggregate principal amount of the Advances outstanding at such time, (b) the aggregate amount of participations in undrawn Letters of Credit outstanding at such time and (c) the aggregate Unused Revolving Credit Commitments at such time.

“Revolving Credit Commitment” means as to any Lender (a) the amount set forth opposite such Lender’s name on the signature pages hereof as such Lender’s “Revolving Credit Commitment”, (b) if such Lender has become a Lender hereunder pursuant to an Assumption Agreement, the amount set forth in such Assumption Agreement or (c) if such Lender has entered into an Assignment and Acceptance, the amount set forth for such Lender in the Register maintained by the Agent pursuant to Section 8.07(d) as such Lender’s “Revolving Credit Commitment”, as such amount may be reduced pursuant to Section 2.05 or increased pursuant to Section 2.18.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Lenders’ Revolving Credit Commitments.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and no Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Solvent” and “Solvency” mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Termination Date” means the earlier of (a) May 10, 2011, subject to the extension thereof pursuant to Section 2.19 and (b) the date of termination in whole of the Commitments pursuant to Section 2.05 or 6.01; provided, however, that the Termination Date of any Lender that is a Non-Consenting Lender to any requested extension pursuant to Section 2.19 shall be the Termination Date in effect immediately prior to the applicable Extension Date for all purposes of this Agreement.

“Unissued Letter of Credit Commitment” means, with respect to any Issuing Bank at any time, the obligation of such Issuing Bank to issue Letters of Credit for the account of the Borrower or its Subsidiaries in an amount equal to the excess of (a) the amount of its Letter of Credit Commitment at such time over (b) the aggregate Available Amount of all Letters of Credit issued by such Issuing Bank and outstanding at such time.

“Unused Revolving Credit Commitment” means, with respect to each Lender at any time, (a) such Lender’s Revolving Credit Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all Advances made by such Lender (in its capacity as a Lender) and outstanding at such time, plus (ii) such Lender’s Ratable Share of (A) the aggregate Available Amount of all the Letters of Credit outstanding at such time and (B) the aggregate principal amount of all Advances made by each Issuing Bank pursuant to Section 2.03(c) that have not been ratably funded by such Lender and outstanding at such time.

“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

SECTION 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

SECTION 1.03. Accounting Terms. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with generally accepted accounting principles in the United States as in effect from time to time (“GAAP”); provided that, if the Borrower, by notice to the Agent, shall request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Agent or the Required Lenders, by notice to the Borrower, shall request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES AND LETTERS OF CREDIT

SECTION 2.01. The Advances and Letters of Credit. (a) Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Advances to the Borrower from time to time on any Business Day during the period from the Effective Date until the Termination Date in an aggregate amount not to exceed at any time outstanding such Lender’s Revolving Credit Commitment. Each Borrowing shall be in an aggregate amount equal to the lesser of (i) the aggregate Unused Revolving Credit Commitments and (ii) $25,000,000 or an integral multiple of $1,000,000 in excess thereof and shall consist of Advances of the same Type made on the same day by the Lenders ratably according to their respective Revolving Credit Commitments. Within the limits of each Lender’s Revolving Credit Commitment, the Borrower may borrow under this Section 2.01(a), prepay pursuant to Section 2.10 and reborrow under this Section 2.01(a).

(b) Letters of Credit. Each Issuing Bank agrees, on the terms and conditions hereinafter set forth, in reliance upon the agreements of the other Lenders set forth in this Agreement, to issue letters of credit (each, a “Letter of Credit”) denominated in Dollars for the account of the Borrower and any of its Subsidiaries from time to time on any Business Day during the period from the Effective Date until 30 days before the Termination Date in an aggregate Available Amount (i) for all Letters of Credit issued by any Issuing Bank not to exceed at any time such Issuing Bank’s Letter of Credit Commitment at such time and (ii) for all Letters of Credit issued by the Issuing Banks not to exceed at any time an amount equal to the lesser of (x) the Unused Revolving Credit Commitments of the Lenders at such time and (y) the Letter of Credit Facility at such time. Unless otherwise agreed by the applicable Issuing Bank in its sole discretion, no Letter of Credit shall have an expiration date (including all rights of the Borrower or the beneficiary to require renewal) later than 10 Business Days before the Termination Date, provided that no Letter of Credit may expire after the Termination Date of any Non-Consenting Lender if, after giving effect to such Issuance, the aggregate Revolving Credit Commitments of the Consenting Lenders (including any replacement Lenders) for the period following such Termination Date would be less than the Available Amount of the Letters of Credit expiring after such Termination Date. Within the limits referred to above, the Borrower may from time to time request the Issuance of Letters of Credit under this Section 2.01(b). Each letter of credit listed on Schedule 2.01(b) shall be deemed to constitute a Letter of Credit issued hereunder, and each Lender that is an issuer of such a Letter of Credit shall, for purposes of Section 2.03, be deemed to be an Issuing Bank for each such letter of credit, provided than any renewal or replacement of any such letter of credit shall be issued by an Issuing Bank pursuant to the terms of this Agreement.

SECTION 2.02. Making the Advances. (a) Except as otherwise provided in Section 2.03(c), each Borrowing shall be made on notice, given not later than (x) 12:00 noon (New York City time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurodollar Rate Advances or (y) 12:00 noon (New York City time) on the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, by the Borrower to the Agent, which shall give to each Lender prompt notice thereof on the same day by telecopier. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by telephone, confirmed immediately in writing, or telecopier in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Borrowing, (ii) Type of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing, and (iv) in the case of a Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such Advance. Each Lender shall, before 2:00 P.M. (New York City time) on the date of such Borrowing make available for the account of its Applicable Lending Office to the Agent at the Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing. After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available to the Borrower at the Agent’s address referred to in Section 8.02.

(b) Each Notice of Borrowing shall be irrevocable and binding on the Borrower. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (other than loss of Applicable Margin), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

(c) Unless the Agent shall have received notice from a Lender prior to the time of any Borrowing that such Lender will not make available to the Agent such Lender’s ratable portion of such Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Agent, such Lender and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement.

(d) The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

SECTION 2.03. Issuance of and Drawings and Reimbursement Under Letters of Credit. (a) Request for Issuance. (i) Each Letter of Credit shall be issued upon notice, given not later than 1:00 P.M. (New York City time) on the fifth Business Day prior to the date of the proposed Issuance of such Letter of Credit (or on such shorter notice as the applicable Issuing Bank may agree), by the Borrower to any Issuing Bank, and such Issuing Bank shall give the Agent, prompt notice thereof. Each such notice by the Borrower of Issuance of a Letter of Credit (a “Notice of Issuance”) shall be by telecopier or telephone, confirmed immediately in writing, specifying therein the requested (A) date of such Issuance (which shall be a Business Day), (B) Available Amount of such Letter of Credit, (C) expiration date of such Letter of Credit, (D) name and address of the beneficiary of such Letter of Credit and (E) form of such Letter of Credit and such Letter of Credit shall be issued pursuant to such application and agreement for letter of credit as such Issuing Bank and the Borrower shall agree for use in connection with such requested Letter of Credit (a “Letter of Credit Agreement”). If the requested form of such Letter of Credit is acceptable to such Issuing Bank in its reasonable discretion (it being understood that any such form shall have only explicit documentary conditions to draw and shall not include discretionary conditions), such Issuing Bank will, upon fulfillment of the applicable conditions set forth in Section 3.03, make such Letter of Credit available to the Borrower at its office referred to in Section 8.02 or as otherwise agreed with the Borrower in connection with such Issuance. In the event and to the extent that the provisions of any Letter of Credit Agreement shall conflict with this Agreement, the provisions of this Agreement shall govern.

(b) Participations. By the Issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing or decreasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Ratable Share of the

Available Amount of such Letter of Credit. The Borrower hereby agrees to each such participation. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Agent, for the account of such Issuing Bank, such Lender’s Ratable Share of each drawing made under a Letter of Credit funded by such Issuing Bank and not reimbursed by the Borrower on the date made, or of any reimbursement payment required to be refunded to the Borrower for any reason, which amount will be advanced, and deemed to be an Advance to the Borrower hereunder, regardless of the satisfaction of the conditions set forth in Section 3.03. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender further acknowledges and agrees that its participation in each Letter of Credit will be automatically adjusted to reflect such Lender’s Ratable Share of the Available Amount of such Letter of Credit at each time such Lender’s Ratable Share shall change pursuant to this Agreement, provided, that with respect to any Letter of Credit that has an expiration date after the date that is later than 10 Business Days prior to the Termination Date (as most recently extended pursuant to Section 2.19), the participation of each Lender shall terminate on such Termination Date.

(c) Drawing and Reimbursement. The payment by an Issuing Bank of a draft drawn under any Letter of Credit which is not reimbursed on the date made shall constitute for all purposes of this Agreement the making by any such Issuing Bank of an Advance to the Borrower, which shall be a Base Rate Advance, in the amount of such draft, without regard to whether the making of such Advance would exceed such Issuing Bank’s Unused Revolving Credit Commitment. Each Issuing Bank shall give prompt notice of each drawing under any Letter of Credit issued by it to the Borrower and the Agent. Upon written demand by such Issuing Bank, with a copy of such demand to the Agent and the Borrower, each Lender shall pay to the Agent such Lender’s Ratable Share of such outstanding Advance pursuant to Section 2.03(b). Each Lender acknowledges and agrees that its obligation to make Advances pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Promptly after receipt thereof, the Agent shall transfer such funds to such Issuing Bank. Each Lender agrees to fund its Ratable Share of an outstanding Advance on (i) the Business Day on which demand therefor is made by such Issuing Bank, provided that notice of such demand is given not later than 12:00 noon (New York City time) on such Business Day, or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time. If and to the extent that any Lender shall not have so made the amount of such Advance available to the Agent, such Lender agrees to pay to the Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by any such Issuing Bank until the date such amount is paid to the Agent, at the Federal Funds Rate for its account or the account of such Issuing Bank, as applicable. If such Lender shall pay to the Agent such amount for the account of any such Issuing Bank on any Business Day, such amount so paid in respect of principal shall constitute a Base Rate Advance made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Advance made by such Issuing Bank shall be reduced by such amount on such Business Day.

(d) Letter of Credit Reports. Each Issuing Bank shall furnish (A) to the Agent and each Lender (with a copy to the Borrower) on the first Business Day of each month a written report summarizing Issuance and expiration dates of Letters of Credit issued by such Issuing Bank during the preceding month and drawings during such month under all Letters of Credit and (B) to the Agent and each Lender (with a copy to the Borrower) on the first Business Day of each calendar quarter a written report setting forth the average daily aggregate Available Amount during the preceding calendar quarter of all Letters of Credit issued by such Issuing Bank.

(e) Failure to Make Advances. The failure of any Lender to make the Advance to be made by it on the date specified in Section 2.03(c) shall not relieve any other Lender of its obligation hereunder to make its Advance on such date, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on such date.

SECTION 2.04. Fees. (a) Facility Fee. The Borrower agrees to pay to the Agent for the account of each Lender, a facility fee on the aggregate amount of such Lender’s Revolving Credit Commitment from the date hereof in the case of each Initial Lender and from the effective date specified in the Assumption Agreement or in the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender until the later of the Termination Date and the date the Advances are paid in full at a rate per annum equal to the Applicable Percentage in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December, commencing June 30, 2006, and on the later of the Termination Date and the date the Advances are paid in full.

(b) Letter of Credit Fees. (i) The Borrower shall pay to the Agent for the account of each Lender a commission on such Lender’s Ratable Share of the average daily aggregate Available Amount of all Letters of Credit issued for the account of the Borrower and outstanding from time to time at a rate per annum equal to the Applicable Margin for Eurocurrency Rate Advances in effect from time to time during such calendar quarter, payable in arrears quarterly on the last day of each March, June, September and December, commencing with the quarter ended June 30, 2006, and on the Termination Date; provided that the Applicable Margin shall be 2% above the Applicable Margin in effect upon the occurrence and during the continuation of an Event of Default if the Borrower is required to pay default interest pursuant to Section 2.07(b).

(ii) The Borrower shall pay to each Issuing Bank, for its own account, a fronting fee and such other commissions, issuance fees, transfer fees and other fees and charges in connection with the Issuance or administration of each Letter of Credit as the Borrower and such Issuing Bank shall agree.

(c) Agent’s Fees. The Borrower shall pay to the Agent for its own account such fees as may from time to time be agreed between the Borrower and the Agent.

SECTION 2.05. Termination or Reduction of the Commitments. (a) Optional Ratable Reduction or Termination. The Borrower shall have the right, upon at least three Business Days’ notice to the Agent, to terminate in whole or permanently reduce ratably in part the Unused Revolving Credit Commitments or the Unissued Letter of Credit Commitments of the Lenders; provided that each partial reduction of a Facility (i) shall be in the aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof and (ii) shall be made ratably among the Lenders.

(b) Optional Non-Ratable Reduction. The Borrower shall have the right, at any time so long as no Default has occurred and is continuing, upon at least three Business Days’ notice to an Affected Lender (with a copy to the Agent), to terminate in whole such Lender’s Commitment. Such termination shall be effective, with respect to such Lender’s unused Commitment(s), on the date set forth in such notice. Upon termination of a Lender’s Commitment under this Section 2.05(b), the Borrower will pay or cause to be paid all principal of, and interest accrued to the date of such payment on, Advances owing to such Lender and pay any accrued facility fees payable to such Lender pursuant to the provisions of Section 2.04, and all other amounts payable to such Lender hereunder (including, but not limited to, any increased costs or other amounts owing under Section 2.11 and any indemnification for Taxes under Section 2.14); and upon such payments, the obligations of such Lender hereunder shall, by the provisions hereof, be released and discharged; provided, however, that (i) such Lender’s rights under Sections 2.11, 2.14 and 8.04, and its obligations under Section 7.05 shall survive such release and discharge as to matters occurring prior to such date; and (ii) no claim that the Borrower or any other Lender may have against such Lender arising out of such Lender’s default hereunder shall be released or impaired in any way. Subject to Section 2.18, the aggregate amount of the Commitments of the Lenders once reduced pursuant to this Section 2.05(b) may not be reinstated.

(c) Mandatory. On the date that the obligations of the Lenders to make Advances are terminated in accordance with Section 6.01, and from time to time thereafter upon each repayment or prepayment of the Advances, the Revolving Credit Commitments of the Lenders shall be automatically and permanently reduced on a pro rata basis by an amount equal to the amount by which (x) the aggregate Revolving Credit Commitments immediately prior to such reduction exceed (y) the aggregate unpaid principal amount of all Advances outstanding at such time.

SECTION 2.06. Repayment of Advances and Letter of Credit Drawings. (a) Advances. The Borrower shall repay to the Agent for the ratable account of the Lenders on the Termination Date the aggregate principal amount of the Advances then outstanding.

(b) Letter of Credit Drawings. The obligations of the Borrower under any Letter of Credit Agreement and any other agreement or instrument relating to any Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Agreement and such other agreement or instrument under all circumstances, including, without limitation, the following circumstances (it being understood that any such payment by the Borrower is without prejudice to, and does not constitute a waiver of, any rights the Borrower might have or might acquire as a result of the payment by any Lender of any draft or the reimbursement by the Borrower thereof):

(i) any lack of validity or enforceability of this Agreement, any Note, any Letter of Credit Agreement, any Letter of Credit or any other agreement or instrument relating thereto (all of the foregoing being, collectively, the “L/C Related Documents”);

(ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Borrower in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;

(iii) the existence of any claim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), any Issuing Bank, the Agent, any Lender or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;

(iv) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit;

(vi) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the obligations of the Borrower in respect of the L/C Related Documents; or

(vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or a guarantor.

SECTION 2.07. Interest on Advances. (a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(i) Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the Applicable Margin in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

(ii) Eurodollar Rate Advances. During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (x) the Eurodollar Rate for such Interest Period for such Advance plus (y) the Applicable Margin in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.

(b) Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 6.01(a), the Agent may, and upon the request of the Required Lenders shall, require the Borrower to pay interest (“Default Interest”) on (i) the unpaid principal amount of each Advance owing to each Lender, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) above, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a)(i) or (a)(ii) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to clause (a)(i) above, provided, however, that following acceleration of the Advances pursuant to Section 6.01, Default Interest shall accrue and be payable hereunder whether or not previously required by the Agent.

SECTION 2.08. Interest Rate Determination. (a) Each Reference Bank agrees to furnish to the Agent timely information for the purpose of determining each Eurodollar Rate. If any one or more of the Reference Banks shall not furnish such timely information to the Agent for the purpose of determining any such interest rate, the Agent shall determine such interest rate on the basis of timely information furnished by the remaining Reference Banks. The Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.07(a)(i) or (ii), and the rate, if any, furnished by each Reference Bank for the purpose of determining the interest rate under Section 2.07(a)(ii).

(b) If, with respect to any Eurodollar Rate Advances under any Facility, the Lenders owed at least a majority of the aggregate principal amount thereof notify the Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Lenders of making, funding or maintaining their respective Eurodollar Rate Advances for such Interest Period, the Agent shall forthwith so notify the Borrower and the Lenders, whereupon (i) each Eurodollar Rate Advance under that Facility will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance, and (ii) the obligation of the Lenders to make, or to Convert Advances under that Facility into, Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

(c) If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Agent will forthwith so notify the Borrower and the Lenders and such Advances will automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Advances.

(d) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $25,000,000, such Advances shall automatically Convert into Base Rate Advances.

(e) Upon the occurrence and during the continuance of any Event of Default under Section 6.01(a), (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.

(f) If Moneyline Telerate Markets Page 3750 is unavailable and fewer than two Reference Banks furnish timely information to the Agent for determining the Eurodollar Rate for any Eurodollar Rate Advances,

(i) the Agent shall forthwith notify the Borrower and the Lenders that the interest rate cannot be determined for such Eurodollar Rate Advances,

(ii) each such Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance (or if such Advance is then a Base Rate Advance, will continue as a Base Rate Advance), and

(iii) the obligation of the Lenders to make Eurodollar Rate Advances or to Convert Advances into Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

SECTION 2.09. Optional Conversion of Advances. The Borrower may on any Business Day, upon notice given to the Agent not later than 12:00 noon (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.08 and 2.12, Convert all or any portion of Advances of one Type comprising the same Borrowing into Advances of the other Type; provided, however, that any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances and any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.01(a). Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for each such Advance. Each notice of Conversion shall be irrevocable and binding on the Borrower.

SECTION 2.10. Prepayments of Advances. (a) Optional. The Borrower may, upon notice at least two Business Days’ prior to the date of such prepayment, in the case of Eurodollar Rate Advances, and not later than 12:00 noon (New York City time) on the date of such prepayment, in the case of Base Rate Advances, to the Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof and (y) in the event of any such prepayment of a Eurodollar Rate Advance, the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 8.04(c).

(b) Mandatory. (i) If, on any date, the Agent notifies the Borrower that, on any interest payment date, the sum of the aggregate principal amount of all Advances plus the aggregate Available Amount of all Letters of Credit then outstanding exceeds 100% of the aggregate Revolving Credit Commitments of the Lenders on such date, the Borrower shall, as soon as practicable and in any event within two Business Days after receipt of such notice, prepay the outstanding principal amount of any Advances in an aggregate amount sufficient to reduce such sum to an amount not to exceed 100% of the aggregate Revolving Credit Commitments of the Lenders on such date.

(ii) Each prepayment made pursuant to this Section 2.10(b) shall be made together with any interest accrued to the date of such prepayment on the principal amounts prepaid and, in the case of any prepayment of a Eurodollar Rate Advance on a date other than the last day of an Interest Period or at its maturity, any additional amounts which the Borrower shall be obligated to reimburse to the Lenders in respect thereof pursuant to Section 8.04(c). The Agent shall give prompt notice of any prepayment required under this Section 2.10(b) to the Borrower and the Lenders.

SECTION 2.11. Increased Costs. (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law) after the date hereof, there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Advances or of agreeing to issue or of issuing or maintaining or participating in Letters of Credit (excluding for purposes of this Section 2.11 any such increased costs resulting from (i) Taxes or Other Taxes (which shall be governed exclusively by Section 2.14) and (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender is organized or has its Applicable Lending Office or any political subdivision thereof), then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such

Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrower and the Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

(b) If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender’s commitment to lend or to issue or participate in Letters of Credit hereunder and other commitments of such type or the issuance or maintenance of or participation in the Letters of Credit (or similar contingent obligations), then, upon demand by such Lender (with a copy of such demand to the Agent), the Borrower shall pay to the Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender’s commitment to lend or to issue or participate in Letters of Credit hereunder or to the issuance or maintenance of or participation in any Letters of Credit. A certificate as to such amounts submitted to the Borrower and the Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.12. Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for such Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances hereunder, (a) each Eurodollar Rate Advance under the applicable Facility will automatically, upon such demand, Convert into a Base Rate Advance and (b) the obligation of the Lenders to make Eurodollar Rate Advances or to Convert Advances into Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

SECTION 2.13. Payments and Computations. (a) The Borrower shall make each payment hereunder, irrespective of any right of counterclaim or set-off, not later than 12:00 noon (New York City time) on the day when due in U.S. dollars to the Agent at the Agent’s Account in same day funds. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest, fees or commissions fees ratably (other than amounts payable pursuant to Section 2.04, 2.11, 2.14 or 8.04(c)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon any Assuming Lender becoming a Lender hereunder as a result of a Commitment Increase pursuant to Section 2.18 or an extension of the Termination Date pursuant to Section 2.19, and upon the Agent’s receipt of such Lender’s Assumption Agreement and recording of the information contained therein in the Register, from and after the applicable Increase Date or Extension Date, as the case may be, the Agent shall make all payments hereunder and under any Notes issued in connection therewith in respect of the interest assumed thereby to the Assuming Lender. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.07(c), from and after the effective date specified in such Assignment and Acceptance, the Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) All computations of interest based on clause (a) of the definition of Base Rate shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate or the Federal Funds Rate and of facility fees and Letter of Credit commissions shall be made by the Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or facility fees or commissions are payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or facility fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(d) Unless the Agent shall have received notice from the Borrower prior to the time on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Federal Funds Rate.

SECTION 2.14. Taxes. (a) Any and all payments by the Borrower to or for the account of any Lender or the Agent hereunder or under the Notes or any other documents to be delivered hereunder shall be made, in accordance with Section 2.13 or the applicable provisions of such other documents, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agent, taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction under the laws of which such Lender or the Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Lender, taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as “Taxes”). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note or any other documents to be delivered hereunder to any Lender or the Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.14) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under the Notes or any other documents to be delivered hereunder or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the Notes or any other documents to be delivered hereunder (hereinafter referred to as “Other Taxes”).

(c) The Borrower shall indemnify each Lender and the Agent for and hold it harmless against the full amount of Taxes or Other imposed on or paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest and expenses but excluding items specifically excluded from the definition of “Taxes” in subsection (a) above) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender or the Agent (as the case may be) makes written demand therefor.

(d) Within 30 days after the date of any payment of Taxes, the Borrower shall furnish to the Agent, at its address referred to in Section 8.02, the original or a certified copy of a receipt evidencing such payment to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Agent. In the case of any payment hereunder or under the Notes or any other documents to be delivered hereunder by or on behalf of the Borrower through an account or branch outside the United States or by or on behalf of the Borrower by a payor that is not a United States person, if the Borrower determines that no Taxes are payable in respect thereof, the Borrower shall furnish, or shall cause such payor to furnish, to the Agent, at such address, an opinion of counsel acceptable to the Agent stating that such payment is exempt from Taxes. For purposes of this subsection (d) and subsection (e), the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.

(e) Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender and on the date of the Assumption Agreement or the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as reasonably requested in writing by the Borrower (but only so long as such Lender remains lawfully able to do so), shall provide each of the Agent and the Borrower with two (or such other number as may be prescribed by applicable laws or regulations) original, duly completed Internal Revenue Service Forms W-8BEN, W-8ECI, or W-8IMY, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or the Notes. If the form provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such form; provided, however, that, if at the date of the Assignment and Acceptance pursuant to which a Lender assignee becomes a party to this Agreement, the Lender assignor was entitled to payments under subsection (a) in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include United States withholding tax at a rate equal to the lesser of (i) the rate of United States withholding tax, if any, included in Taxes in respect of the Lender assignor on such date or (ii) the rate of United States withholding tax, if any, applicable with respect to the Lender assignee on such date. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required by Internal Revenue Service form W-8BEN, W-8ECI, or W-8IMY, or any successor or other forms prescribed by the Internal Revenue Service, that the Lender reasonably considers to be confidential, the Lender shall give notice thereof to the Borrower and shall not be obligated to include in such form or document such confidential information.

(f) For any period with respect to which a Lender has failed to provide the Borrower with the appropriate form, certificate or other document described in Section 2.14(e) (other than if such failure is due to a change in law, or in the interpretation or application thereof, occurring subsequent to the date on which a form, certificate or other document originally was required to be provided, or if such form, certificate or other document otherwise is not required under subsection (e) above), such Lender shall not be entitled to indemnification under Section 2.14(a) or (c) with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Borrower shall take such steps as the Lender shall reasonably request to assist the Lender to recover such Taxes.

(g) Any Lender claiming any additional amounts payable pursuant to this Section 2.14 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Eurodollar Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

(h) If any Lender receives a refund or credit of any Taxes or Other Taxes paid or reimbursed by the Borrower pursuant to subsection (a) or (c) above in respect of payments under this Agreement or any Notes, such Lender shall pay to the Borrower, with reasonable promptness following the date on which it actually realizes such refund or credit, an amount equal to the amount of such refund or credit, net of all out-of-pocket expenses in securing such refund or credit. The foregoing shall not be construed to require any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

SECTION 2.15. Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances owing to it (other than pursuant to Section 2.05(b), 2.11, 2.14 or 8.04(c)) in excess of its ratable share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered; provided further that the provisions of this paragraph shall not be construed to apply to any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Advances or participations in Letters of Credit to any assignee or participant, other than to the Borrower, any other Subsidiary or any other Affiliate of any of the foregoing (as to which the provisions of this paragraph shall apply). The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.15 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

SECTION 2.16. Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Advances. The Borrower agrees that upon notice by any Lender to the Borrower (with a copy of such notice to the Agent) to the effect that a Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender, the Borrower shall promptly execute and deliver to such Lender a Note payable to the order of such Lender in a principal amount up to the Revolving Credit Commitment of such Lender.

(b) The Register maintained by the Agent pursuant to Section 8.07(d) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assumption Agreement and each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iv) the amount of any sum received by the Agent from the Borrower hereunder and each Lender’s share thereof.

(c) Entries made in good faith by the Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

SECTION 2.17. Use of Proceeds. The proceeds of the Advances shall be available (and the Borrower agrees that it shall use such proceeds) solely for general corporate purposes of the Borrower and its Subsidiaries and to fund a one-time transfer to Sprint Nextel Corporation (“Sprint Nextel”) made in connection with the separation of the Borrower from Sprint Nextel.

SECTION 2.18. Increase in the Aggregate Revolving Credit Commitments. (a) The Borrower may, at any time but in any event not more than once in any calendar year prior to the Termination Date, by notice to the Agent, request that the aggregate amount of the Revolving Credit Commitments be increased by an amount of $25,000,000 or an integral multiple thereof (each a “Commitment Increase”) to be effective as of a date that is at least 90 days prior to the scheduled Termination Date then in effect (the “Increase Date”) as specified in the related notice to the Agent; provided, however that (i) in no event shall the aggregate amount of the Revolving Credit Commitments at any time exceed $1,000,000,000 and (ii) on the date of any request by the Borrower for a Commitment Increase and on the related Increase Date, the applicable conditions set forth in Article III shall be satisfied.

(b) The Agent shall promptly notify the Lenders of a request by the Borrower for a Commitment Increase, which notice shall include (i) the proposed amount of such requested Commitment Increase, (ii) the proposed Increase Date and (iii) the date by which Lenders wishing to participate in the Commitment Increase must commit to an increase in the amount of their respective Revolving Credit Commitments (the “Commitment Date”). Each Lender that is willing to participate in such requested Commitment Increase (each an “Increasing Lender”) shall, in its sole discretion, give written notice to the Agent on or prior to the Commitment

Date of the amount by which it is willing to increase its Revolving Credit Commitment. If the Increasing Lenders notify the Agent that they are willing to increase the amount of their respective Revolving Credit Commitments by an aggregate amount that exceeds the amount of the requested Commitment Increase, the requested Commitment Increase shall be allocated among the Lenders willing to participate therein in such amounts as are agreed between the Borrower and the Agent.

(c) Promptly following each Commitment Date, the Agent shall notify the Borrower as to the amount, if any, by which the Lenders are willing to participate in the requested Commitment Increase. If the aggregate amount by which the Lenders are willing to participate in any requested Commitment Increase on any such Commitment Date is less than the requested Commitment Increase, then the Borrower may extend offers to one or more Eligible Assignees to participate in any portion of the requested Commitment Increase that has not been committed to by the Lenders as of the applicable Commitment Date; provided, however, that the Commitment of each such Eligible Assignee shall be in an amount of $10,000,000 or more.

(d) On each Increase Date, each Eligible Assignee that accepts an offer to participate in a requested Commitment Increase in accordance with Section 2.18(c) (each such Eligible Assignee and each Eligible Assignee that agrees to an extension of the Termination Date in accordance with Section 2.19(c), an “Assuming Lender”) shall become a Lender party to this Agreement as of such Increase Date and the Revolving Credit Commitment of each Increasing Lender for such requested Commitment Increase shall be so increased by such amount (or by the amount allocated to such Lender pursuant to the last sentence of Section 2.18(b)) as of such Increase Date; provided, however, that the Agent shall have received on or before such Increase Date the following, each dated such date:

(i) (A) certified copies of resolutions of the Board of Directors of the Borrower or the Executive Committee of such Board approving the entering into this Agreement (and the amount to be borrowed hereunder after giving effect to any Commitment Increase) and (B) an opinion of counsel for the Borrower (which may be in-house counsel), in substantially the form of Exhibit D hereto;

(ii) an assumption agreement from each Assuming Lender, if any, in form and substance satisfactory to the Borrower and the Agent (each an “Assumption Agreement”), duly executed by such Eligible Assignee, the Agent and the Borrower; and

(iii) confirmation from each Increasing Lender of the increase in the amount of its Revolving Credit Commitment in a writing satisfactory to the Borrower and the Agent.

On each Increase Date, upon fulfillment of the conditions set forth in the immediately preceding sentence of this Section 2.18(d), the Agent shall notify the Lenders (including, without limitation, each Assuming Lender) and the Borrower, on or before 1:00 P.M. (New York City time), by telecopier, of the occurrence of the Commitment Increase to be effected on such Increase Date and shall record in the Register the relevant information with respect to each Increasing Lender and each Assuming Lender on such date. Each Increasing Lender and each Assuming Lender shall, before 2:00 P.M. (New York City time) on the Increase Date, make available for the account of its Applicable Lending Office to the Agent at the Agent’s Account, in same day funds, in the case of such Assuming Lender, an amount equal to such Assuming Lender’s ratable portion of the Borrowings then outstanding (calculated based on its Revolving Credit Commitment as a percentage of the aggregate Revolving Credit Commitments outstanding after giving effect to the relevant Commitment Increase) and, in the case of such Increasing Lender, an amount equal to the excess of (i) such Increasing Lender’s ratable portion of the Borrowings then outstanding (calculated based on its Revolving Credit Commitment as a percentage of the aggregate Revolving Credit Commitments outstanding after giving effect to the relevant Commitment Increase) over (ii) such Increasing Lender’s ratable portion of the Borrowings then outstanding (calculated based on its Revolving Credit Commitment (without giving effect to the relevant Commitment Increase) as a percentage of the aggregate Revolving Credit Commitments (without giving effect to the relevant Commitment Increase). After the Agent’s receipt of such funds from each such Increasing Lender and each such Assuming Lender, the Agent will promptly thereafter cause to be distributed like funds to the other Lenders for the account of their respective Applicable Lending Offices in an amount to each other Lender such that the aggregate amount of the outstanding Advances owing to each Lender after giving effect to such distribution equals such Lender’s ratable portion of the Borrowings then outstanding (calculated based on its Revolving Credit Commitment as a percentage of the aggregate Revolving Credit Commitments outstanding after giving effect to the relevant Commitment Increase).

SECTION 2.19. Extension of Termination Date. (a) At least 45 days but not more than 60 days prior to each anniversary of the Effective Date, the Borrower, by written notice to the Agent, may request an extension of the Termination Date in effect at such time by one year from its then scheduled expiration. The Agent shall promptly notify each Lender of such request, and each Lender shall in turn, in its sole discretion, not later than 20 days prior to such anniversary date, notify the Borrower and the Agent in writing as to whether such Lender will consent to such extension. If any Lender shall fail to notify the Agent and the Borrower in writing of its consent to any such request for extension of the Termination Date at least 20 days prior to the applicable anniversary date, such Lender shall be deemed to be a Non-Consenting Lender with respect to such request. The Agent shall notify the Borrower not later than 15 days prior to the applicable anniversary date of the decision of the Lenders regarding the Borrower’s request for an extension of the Termination Date.

(b) If all the Lenders consent in writing to any such request in accordance with subsection (a) of this Section 2.19, the Termination Date in effect at such time shall, effective as at the applicable anniversary date (the “Extension Date”), be extended for one year; provided that on each Extension Date the applicable conditions set forth in Article III shall be satisfied. If less than all of the Lenders consent in writing to any such request in accordance with subsection (a) of this Section 2.19, the Termination Date in effect at such time shall, effective as at the applicable Extension Date and subject to subsection (d) of this Section 2.19, be extended as to those Lenders that so consented (each a “Consenting Lender”) but shall not be extended as to any other Lender (each a “Non-Consenting Lender”). To the extent that the Termination Date is not extended as to any Lender pursuant to this Section 2.19 and the Commitment of such Lender is not assumed in accordance with subsection (c) of this Section 2.19 on or prior to the applicable Extension Date, the Commitment of such Non-Consenting Lender shall automatically terminate in whole on such unextended Termination Date without any further notice or other action by the Borrower, such Lender or any other Person; provided that such Non-Consenting Lender’s rights under Sections 2.11, 2.14 and 8.04, and its obligations under Section 7.05, shall survive the Termination Date for such Lender as to matters occurring prior to such date. It is understood and agreed that no Lender shall have any obligation whatsoever to agree to any request made by the Borrower for any requested extension of the Termination Date.

(c) If less than all of the Lenders consent to any such request pursuant to subsection (a) of this Section 2.19, the Agent shall promptly so notify the Consenting Lenders, and each Consenting Lender may, in its sole discretion, give written notice to the Agent not later than 10 days prior to the Extension Date of the amount of the Non-Consenting Lenders’ Commitments for which it is willing to accept an assignment. If the Consenting Lenders notify the Agent that they are willing to accept assignments of Revolving Credit Commitments in an aggregate amount that exceeds the amount of the Revolving Credit Commitments of the Non-Consenting Lenders, such Revolving Credit Commitments shall be allocated among the Consenting Lenders willing to accept such assignments in such amounts as are agreed between the Borrower and the Agent. If after giving effect to the assignments of Revolving Credit Commitments described above there remains any Revolving Credit Commitments of Non-Consenting Lenders, the Borrower may arrange for one or more Consenting Lenders or other Eligible Assignees as Assuming Lenders to assume, effective as of the Extension Date, any Non-Consenting Lender’s Revolving Credit Commitment and all of the obligations of such Non-Consenting Lender under this Agreement thereafter arising, without recourse to or warranty by, or expense to, such Non-Consenting Lender; provided, however, that the amount of the Revolving Credit Commitment of any such Assuming Lender as a result of such substitution shall in no event be less than $10,000,000 unless the amount of the Revolving Credit Commitment of such Non-Consenting Lender is less than $10,000,000, in which case such Assuming Lender shall assume all of such lesser amount; and provided further that:

(i) any such Consenting Lender or Assuming Lender shall have paid to such Non-Consenting Lender (A) the aggregate principal amount of, and any interest accrued and unpaid to the effective date of the assignment on, the outstanding Advances, if any, of such Non-Consenting Lender plus (B) any accrued but unpaid facility fees owing to such Non-Consenting Lender as of the effective date of such assignment;

(ii) all additional costs reimbursements, expense reimbursements and indemnities payable to such Non-Consenting Lender, and all other accrued and unpaid amounts owing to such Non-Consenting Lender hereunder, as of the effective date of such assignment shall have been paid to such Non-Consenting Lender; and

(iii) with respect to any such Assuming Lender, the applicable processing and recordation fee required under Section 8.07(a) for such assignment shall have been paid;

provided further that such Non-Consenting Lender’s rights under Sections 2.11, 2.14 and 8.04, and its obligations under Section 7.05, shall survive such substitution as to matters occurring prior to the date of substitution. At least three Business Days prior to any Extension Date, (A) each such Assuming Lender, if any, shall have delivered to the Borrower and the Agent an Assumption Agreement, duly executed by such Assuming Lender, such Non-Consenting Lender, the Borrower and the Agent, (B) any such Consenting Lender shall have delivered confirmation in writing satisfactory to the Borrower and the Agent as to the increase in the amount of its Revolving Credit Commitment and (C) each Non-Consenting Lender being replaced pursuant to this Section 2.19 shall have delivered to the Agent any Note or Notes held by such Non-Consenting Lender. Upon the payment or prepayment of all amounts referred to in clauses (i), (ii) and (iii) of the immediately preceding sentence, each such Consenting Lender or Assuming Lender, as of the Extension Date, will be substituted for such Non-Consenting Lender under this Agreement and shall be a Lender for all purposes of this Agreement, without any further acknowledgment by or the consent of the other Lenders, and the obligations of each such Non-Consenting Lender hereunder shall, by the provisions hereof, be released and discharged.

(d) If (after giving effect to any assignments or assumptions pursuant to subsection (c) of this Section 2.19) Lenders having Revolving Credit Commitments equal to at least 50% of the Revolving Credit Commitments in effect immediately prior to the Extension Date consent in writing to a requested extension (whether by execution or delivery of an Assumption Agreement or otherwise) not later than one Business Day prior to such Extension Date, the Agent shall so notify the Borrower, and, subject to the satisfaction of the applicable conditions in Article III, the Termination Date then in effect shall be extended for the additional one-year period as described in subsection (a) of this Section 2.19, and all references in this Agreement, and in the Notes, if any, to the “Termination Date” shall, with respect to each Consenting Lender and each Assuming Lender for such Extension Date, refer to the Termination Date as so extended. Promptly following each Extension Date, the Agent shall notify the Lenders (including, without limitation, each Assuming Lender) of the extension of the scheduled Termination Date in effect immediately prior thereto and shall thereupon record in the Register the relevant information with respect to each such Consenting Lender and each such Assuming Lender.

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING

SECTION 3.01. Conditions Precedent to Effectiveness of Section 2.01. Section 2.01 of this Agreement shall become effective on and as of the first date (the “Effective Date”) on which the following conditions precedent have been satisfied:

(a) Except as disclosed to the Lenders prior to the date hereof, there shall have occurred no Material Adverse Change since December 31, 2005.

(b) There shall exist no action, suit, investigation, litigation or proceeding affecting the Borrower or any of its Subsidiaries pending or threatened before any court, governmental agency or arbitrator that (i) could be reasonably likely to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement or any Note or the consummation of the transactions contemplated hereby.

(c) The Borrower shall have notified the Agent in writing as to the proposed Effective Date.

(d) The Borrower shall have paid all accrued fees and expenses of the Agent and the Lenders in connection with this Agreement and the transactions contemplated hereby (including the accrued fees and expenses of counsel to the Agent).

(e) On the Effective Date, the following statements shall be true and the Agent shall have received for the account of each Lender a certificate signed by a duly authorized officer of the Borrower, dated the Effective Date, stating that:

(i) The representations and warranties contained in Section 4.01 are correct on and as of the Effective Date, and

(ii) No event has occurred and is continuing that constitutes a Default.

(f) The Agent shall have received on or before the Effective Date the following, each dated such day, in form and substance satisfactory to the Agent and (except for the Notes) in sufficient copies for each Lender:

(i) The Notes to the order of the Lenders to the extent requested by any Lender pursuant to Section 2.16.

(ii) Certified copies of the resolutions of the Board of Directors of the Borrower authorizing this Agreement and the Notes, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and the Notes.

(iii) A certificate of the Secretary or an Assistant Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign this Agreement and the Notes and the other documents to be delivered hereunder.

(iv) A favorable opinion of King & Spalding LLP, counsel for the Borrower, substantially in the form of Exhibit D hereto and as to such other matters as any Lender through the Agent may reasonably request.

(v) A favorable opinion of Shearman & Sterling LLP, counsel for the Agent, in form and substance satisfactory to the Agent.

SECTION 3.02. [Reserved].

SECTION 3.03. Conditions Precedent to Each Borrowing, Issuance, Commitment Increase and Extension Date. The obligation of each Lender to make an Advance (other than an Advance made by any Issuing Bank or any Lender pursuant to Section 2.03(c)) on the occasion of each Borrowing, the obligation of each Issuing Bank to issue a Letter of Credit, each Commitment Increase and each extension of Commitments pursuant to Section 2.19 shall be subject to the conditions precedent that on the date of such Borrowing, such Issuance, the applicable Increase Date or the applicable Extension Date (a) the following statements shall be true (and each of the giving of the applicable Notice of Borrowing, Notice of Issuance, request for Commitment Increase and request for Commitment extension and the acceptance by the Borrower of the proceeds of such Borrowing or Issuance shall constitute a representation and warranty by the Borrower that on the date of such Borrowing, such Issuance, such Increase Date or such Extension Date such statements are true):

(i) the representations and warranties contained in Section 4.01 (except, in the case of any Borrowing or any Issuance, the representations set forth in the last sentence of subsection (e) thereof and in subsection (f)(i) thereof) are correct in all material respects on and as of such date, before and after giving effect to such Borrowing, such Issuance, such Commitment Increase or such Extension Date and to the application of the proceeds therefrom, as though made on and as of such date, and

(ii) no event has occurred and is continuing, or would result from such Borrowing, such Issuance, such Commitment Increase or such Extension Date or from the application of the proceeds therefrom, that constitutes a Default;

and (b) the Agent shall have received such other approvals, opinions or documents as any Lender through the Agent may reasonably request.

SECTION 3.04. Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the date that the Borrower, by notice to the Lenders, designates as the proposed Effective Date, specifying its objection thereto. The Agent shall promptly notify the Lenders of the occurrence of the Effective Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

(a) The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b) The execution, delivery and performance by the Borrower of this Agreement and the Notes to be delivered by it, and the consummation of the transactions contemplated hereby, are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Borrower’s charter or by-laws or (ii) law or any material contractual restriction binding on or affecting the Borrower.

(c) Except as have been obtained, no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by the Borrower of this Agreement or the Notes to be delivered by it.

(d) This Agreement has been, and each of the Notes to be delivered by it when delivered hereunder will have been, duly executed and delivered by the Borrower. This Agreement is, and each of the Notes when delivered hereunder will be, the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with their respective terms.

(e) The Consolidated balance sheet of the Borrower and its Subsidiaries as of December 31, 2007, and the related Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, accompanied by an opinion of KPMG LLP, independent public accountants, and the Consolidated balance sheet of the Borrower and its Subsidiaries as at September 30, 2008, and the related Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the nine months then ended, duly certified by the chief financial officer of the Borrower, copies of which have been furnished to each Lender, fairly present, subject, in the case of said balance sheet as at September 30, 2008, and said statements of income and cash flows for the nine months then ended, to year-end audit adjustments, the Consolidated financial condition of the Borrower and its Subsidiaries as at such dates and the Consolidated results of the operations of the Borrower and its Subsidiaries for the periods ended on such dates, all in accordance with generally accepted accounting principles consistently applied. Since December 31, 2007, there has been no Material Adverse Change except for matters disclosed to the Lenders prior to the date hereof.

(f) There is no pending or threatened action, suit, investigation, litigation or proceeding, including, without limitation, any Environmental Action, affecting the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator that (i) could be reasonably likely to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement or any Note or the consummation of the transactions contemplated hereby.

(g) The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(h) The Borrower and each of its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, technology, know-how and processes necessary for the conduct of its business as currently conducted except for those the failure to own or license which could not reasonably be expected to have a Material Adverse Effect (the “Intellectual Property”). No claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does such Borrower know of any valid basis for any such claim, except, in either case, for such claims that in the aggregate could not reasonably be expected to have a Material Adverse Effect. The use of such Intellectual Property by the Borrower and its Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(i) The Borrower is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. The Borrower is not subject to regulation under any Federal or State statute or regulation which limits its ability to incur Debt, so long as assets of certain regulated Subsidiaries of the Borrower are not used as collateral to secure such Debt.

(j) Neither the Information Memorandum nor any other information, exhibit or report furnished by or on behalf of the Borrower to the Agent or any Lender in connection with the negotiation and syndication of this Agreement or pursuant to the terms of this Agreement contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading in light of the circumstances under which such statements were made.

(k) The Borrower is, individually and together with its Subsidiaries, Solvent.

ARTICLE V

COVENANTS OF THE BORROWER

SECTION 5.01. Affirmative Covenants. So long as any Advance shall remain unpaid, any Letter of Credit is outstanding or any Lender shall have any Commitment hereunder, the Borrower will:

(a) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA, Environmental Laws and the Patriot Act.

(b) Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained.

(c) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates.

(d) Preservation of Corporate Existence, Etc. Continue to engage in business of the same general type as now conducted by it and preserve and maintain, and cause each of its Subsidiaries (other than Insignificant Subsidiaries) to preserve and maintain, its existence, rights (charter and statutory) and franchises; provided, however, that the Borrower and its Subsidiaries may consummate any transaction permitted under Section 5.02(b) and provided further that neither the Borrower nor any of its Subsidiaries shall be required to preserve any right or franchise if the Borrower or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Borrower, such Subsidiary or the Lenders.

(e) Visitation Rights. At any reasonable time and from time to time upon reasonable notice, permit the Agent or any of the Lenders or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants.

(f) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each such Subsidiary in accordance with generally accepted accounting principles in effect from time to time.

(g) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

(h) Transactions with Affiliates. Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under this Agreement with any of their Affiliates (other than the Borrower or any of its Subsidiaries) on terms that are fair and reasonable and no less favorable to the Borrower or such Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate; provided, however, that the foregoing shall not be deemed to apply to any dividend or other distribution permitted under Section 5.02(f); and provided, further, that the Borrower and its Subsidiaries may enter into cash management arrangements with CenturyTel and its Subsidiaries on terms that provide that such cash management arrangements shall cease, and any amounts owing to the Borrower and its Subsidiaries shall be immediately repaid to the Borrower and its Subsidiaries, if (i) any Event of Default has occurred and is continuing, (ii) there shall have occurred and be continuing any “Event of Default” as defined in the $750,000,000 Amended and Restated Five-Year Revolving Credit Agreement dated as of December 14, 2006 among CenturyTel, the lenders named therein, JPMorgan Chase Bank, N.A., as Administrative Agent, Wachovia Bank, N.A., as Syndication Agent, various companies as Co-Documentation Agents and JPMorgan Securities Inc. and Wachovia Capital Markets, LLC, as Joint Bookrunners and Co-Lead Arrangers, as amended or (iii) CenturyTel or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any Debt (other than Debt outstanding under the credit agreement described in clause (ii) above) that is outstanding in a principal amount of at least $100,000,000 in the aggregate of CenturyTel or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof.

(i) Reporting Requirements. Furnish to the Agent:

(i) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Borrower, Consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such quarter and Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (subject to year-end audit adjustments) by the chief financial officer, the chief accounting officer or the treasurer of the Borrower as having been prepared in accordance with generally accepted accounting principles and a certificate of the chief financial officer, the chief accounting officer or the treasurer of the Borrower as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03, provided that in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Borrower shall also provide in paper format, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation conforming such financial statements to GAAP;

(ii) as soon as available and in any event within 75 days after the end of each fiscal year of the Borrower, a copy of the annual audit report for such year for the Borrower and its Subsidiaries, containing the Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such fiscal year, in each case accompanied by an opinion acceptable to the Required Lenders by KPMG LLP or other independent public accountants acceptable to the Required Lenders and a certificate of the chief financial officer, the chief accounting officer or the treasurer of the Borrower as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03, provided that in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Borrower shall also provide in paper format, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation conforming such financial statements to GAAP;

(iii) as soon as possible and in any event within five days after the occurrence of each Default continuing on the date of such statement, a statement of the chief financial officer, the chief accounting officer, the treasurer or the assistant treasurer of the Borrower setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto;

(iv) promptly after the sending or filing thereof, copies of all reports that the Borrower sends to any of its securityholders, and copies of all reports and proxy solicitations that the Borrower or any Subsidiary files with the Securities and Exchange Commission or any national securities exchange;

(v) promptly after the commencement thereof, notice of all actions and proceedings before any court, governmental agency or arbitrator affecting the Borrower or any of its Subsidiaries of the type described in Section 4.01(f); and

(vi) such other information respecting the Borrower or any of its Subsidiaries as any Lender through the Agent may from time to time reasonably request.

Reports and financial statements required to be delivered by the Borrower pursuant to clauses (i), (ii) and (iv) of this subsection (i) shall be deemed to have been delivered on the date on which the Borrower posts such reports, or reports containing such financial statements, on its website on the Internet at www.embarq.com or a successor website, at www.sec.gov or at such other website identified by the Borrower in a notice to the Agent and that is accessible by the Lenders without charge; provided that the Borrower shall deliver paper copies of such information to any Lender promptly upon request of such Lender through the Agent and provided further that the Lenders shall be deemed to have received the information specified in clauses (i) through (v) of this subsection (i) on the date (x) the information regarding the website where reports and financial information can be found is posted at the website of the Agent identified from time to time by the Agent to the Lenders and the Borrower and (y) such posting is notified to the Lenders (it being understood that the Borrower shall have satisfied the timing obligations imposed by those clauses as of the date such information is delivered to the Agent).

SECTION 5.02. Negative Covenants. So long as any Advance shall remain unpaid, any Letter of Credit is outstanding or any Lender shall have any Commitment hereunder, the Borrower will not:

(a) Liens, Etc. Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien on or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income for security purposes, other than:

(i) Permitted Liens,

(ii) purchase money Liens upon or in any real property or equipment acquired or held by the Borrower or any Subsidiary in the ordinary course of business to secure the purchase price of such property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition of such property or equipment in each case created within 180 days of any such acquisition, or Liens existing on such property or equipment at its acquisition (other than any such Liens created in contemplation of such acquisition that were not incurred to finance the acquisition of such property) or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided, however, that no such Lien shall extend to or cover any properties of any character other than the real property or equipment being acquired, and no such extension, renewal or replacement shall extend to or cover any properties not theretofore subject to the Lien being extended, renewed or replaced,

(iii) the Liens existing on the Effective Date and described on Schedule 5.02(a) hereto,

(iv) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Borrower or any Subsidiary of the Borrower or becomes a Subsidiary of the Borrower; provided that such Liens were not created in contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person so merged into or consolidated with the Borrower or such Subsidiary or acquired by the Borrower or such Subsidiary,

(v) Liens arising in connection with capital leases,

(vi) Liens securing Debt arising in connection with the sale or financing of accounts receivable in an aggregate not to exceed $300,000,000 at any time outstanding,

(vii) other Liens securing Debt which, together with Debt permitted under Section 5.02(d)(vi) below, does not exceed an aggregate principal amount of $300,000,000 at any time outstanding, and

(viii) the replacement, extension or renewal of any Lien permitted by clause (iii) or (iv) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Debt secured thereby.

(b) Mergers, Dispositions, Etc. Merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of the assets of the Borrower and its Subsidiaries taken as a whole (whether now owned or hereafter acquired) to, any Person, or permit any of its Subsidiaries to do so, except that (i) any Subsidiary of the Borrower may merge or consolidate with or into, or dispose of assets to, any other Subsidiary of the Borrower, (ii) any Subsidiary of the Borrower may merge into or dispose of assets to the Borrower, (iii) the Borrower or any Subsidiary may merge with any other Person so long as the Borrower (in the case of any merger to which it is a party) or such Subsidiary is the surviving corporation and (iv) any Insignificant Subsidiary may merge or consolidate with or into, or dispose of assets to, any other Person, provided, in each case, that no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom.

(c) Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any change in accounting policies or reporting practices, except as required or permitted by generally accepted accounting principles.

(d) Subsidiary Debt. Permit any of its Subsidiaries to create or suffer to exist, any Debt other than:

(i) Debt owed to the Borrower or to a wholly owned Subsidiary of the Borrower,

(ii) Debt existing on the Effective Date and described on Schedule 5.02(d) hereto,

(iii) Debt secured by Liens permitted by Section 5.02(a),

(iv) Debt of a Person existing at the time such Person is merged into or consolidated with any Subsidiary of the Borrower or becomes a Subsidiary of the Borrower; provided that such Debt is not created in contemplation of such merger, consolidation or acquisition; and any Debt extending the maturity of, or refunding or refinancing, in whole or in part, such Debt, provided that the principal amount of such Debt shall not increase above the principal amount thereof outstanding immediately prior to such extension, refunding or refinancing, and the direct and contingent obligors therefor shall not be changed, as a result of or in connection with such extension, refunding or refinancing,

(v) obligations in respect of acceptances, letters of credit and similar extensions of credit in an aggregate amount not to exceed $50,000,000 at any time outstanding,

(vi) other Debt which, together with Debt secured by Liens permitted under Section 5.02(a)(vii) above, does not exceed an aggregate principal amount of $300,000,000 at any time outstanding, and

(vii) endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

(e) Payment Restrictions Affecting Subsidiaries. Directly or indirectly, enter into or suffer to exist, or permit any of its Restricted Subsidiaries (as hereinafter defined) to enter into or suffer to exist, any agreement or arrangement limiting the ability of any of its Restricted Subsidiaries to (i) declare or pay dividends or other distributions in respect of its equity interests or (ii) repay or prepay any Debt owed to, make loans or advances to, provide guaranties in respect of, or otherwise transfer assets to or invest in, the Borrower or any other Subsidiary of the Borrower (whether through a covenant restricting dividends, loans, asset transfers or investments, a financial covenant or otherwise), except (A) any agreement in effect on the date hereof, (B) any agreement evidencing a Lien permitted by Section 5.02(a) to the extent that such limitation relates solely to the assets encumbered by such Lien, (C) any agreement in effect at the time such Restricted Subsidiary becomes a Restricted Subsidiary of the Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Restricted Subsidiary of the Borrower, (D) such restrictions imposed on the Borrower and its Subsidiaries as a result of approval and settlement terms agreed to in connection with the spin-off from Sprint Nextel and (E) any agreement entered into with, or condition or restriction imposed by, any governmental authority to the extent the terms thereof would not have a Material Adverse Effect. “Restricted Subsidiary” means any Subsidiary of the Borrower that owns 1% or more of the Consolidated assets of the Borrower and its Subsidiaries taken as a whole or as to which is attributed 1% or more of the Consolidated revenues of the Borrower and its Subsidiaries taken as a whole, in each case as determined by reference to the most recent financial statements of the Borrower.

(f) Dividends, Etc. Declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of capital stock of the Borrower, or purchase, redeem or otherwise acquire for value (or permit any of its Subsidiaries to do so) any shares of any class of capital stock of the Borrower or any warrants, rights or options to acquire any such shares, now or hereafter outstanding, in each case if any Default shall have occurred and be continuing at the time of any action described above or would result therefrom.

(g) Guarantees. Guarantee any Debt of any Person (other than Subsidiaries of the Borrower) directly or indirectly in any manner, or in effect guarantee such Debt directly or indirectly through (1) an agreement to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (2) an agreement to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, (3) an agreement to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss or (4) an agreement to otherwise to assure a the holder of such Debt against loss; provided that, notwithstanding the foregoing, the Borrower may guarantee, directly or indirectly in any manner, or otherwise in effect directly or indirectly guarantee any such Debt in an aggregate principal amount not to exceed $300,000,000 at any time outstanding.

SECTION 5.03. Financial Covenants. So long as any Advance shall remain unpaid, any Letter of Credit is outstanding or any Lender shall have any Commitment hereunder, the Borrower will:

(a) Leverage Ratio. Maintain, as of the end of each fiscal quarter, a Leverage Ratio of not greater than 3.75:1.00 for each fiscal quarter ended on or prior to March 31, 2009 and not greater than 3.25:1.00 thereafter.

(b) Interest Coverage Ratio. Maintain, for any period of four consecutive fiscal quarters of the Borrower, an Interest Coverage Ratio of not less than 3.00:1.00.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a) The Borrower shall fail to pay any principal of any Advance when the same becomes due and payable; or the Borrower shall fail to pay any interest on any Advance or make any other payment of fees or other amounts payable under this Agreement or any Note within three Business Days after the same becomes due and payable; or

(b) Any representation or warranty made by the Borrower herein or by the Borrower (or any of its officers) in connection with this Agreement shall prove to have been incorrect in any material respect when made; or

(c)(i) The Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(d), (e), (i)(iii) or (i)(v), 5.02 or 5.03, or (ii) the Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Borrower by the Agent or any Lender; or

(d) The Borrower or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any Debt that is outstanding in a principal amount of at least $100,000,000 in the aggregate (but excluding Debt outstanding hereunder) of the Borrower or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

(e) The Borrower or any of its Subsidiaries (other than any Insignificant Subsidiary) shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of its Subsidiaries (other than any Insignificant Subsidiary) seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Borrower or any of its Subsidiaries (other than any Insignificant Subsidiary) shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

(f) Judgments or orders for the payment of money in excess of $20,000,000 individually or $100,000,000 in the aggregate shall be rendered against the Borrower or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(g) (i) Any Person or two or more Persons acting in concert (other than the Permitted Holders) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Stock of the Borrower (or other securities convertible into such Voting Stock) representing 35% or more of the combined voting power of all Voting Stock of the Borrower, or shall obtain the power (whether or not exercised) to elect a majority of the Borrower’s directors; or (ii) any Person or two or more Persons (other than members of the Board of Directors of the Borrower acting in their capacity as members of the Board of Directors or any committee thereof and other than Permitted Holders) acting in concert shall succeed in having sufficient of its nominees elected to the Board of Directors of the Borrower such that such nominees, when added to any existing director remaining on the Board of Directors of the Borrower after such election who is a related person of such Person, shall constitute a majority of the Board of Directors of the Borrower; or (iii) any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Stock of CenturyTel (or other securities convertible into such Voting Stock) representing 35% or more of the combined voting power of all Voting Stock of the CenturyTel, or shall obtain the power (whether or not exercised) to elect a majority of the directors of CenturyTel; or (iv) any Person or two or more Persons (other than members of the Board of Directors of CenturyTel acting in their capacity as members of the Board of Directors or any committee thereof) acting in concert shall succeed in having sufficient of its nominees elected to the Board of Directors of CenturyTel such that such nominees, when added to any existing director remaining on the Board of Directors of CenturyTel after such election who is a related person of such Person, shall constitute a majority of the Board of Directors of CenturyTel; or

(h) The Borrower or any of its ERISA Affiliates shall incur, or shall be reasonably likely to incur liability in excess of $100,000,000 in the aggregate as a result of one or more of the following: (i) the occurrence of any ERISA Event; (ii) the partial or complete withdrawal of the Borrower or any of its ERISA Affiliates from a Multiemployer Plan; or (iii) the reorganization or termination of a Multiemployer Plan; provided, however, that for purposes of this subsection (h), any liability shall be disregarded to the extent that (x) CenturyTel or any of its Subsidiaries (other than the Borrower and its Subsidiaries) has satisfied such liability or (y) CenturyTel provides a surety bond or a letter of credit issued by a Person having a debt rating of not lower than BBB- by S&P and not lower than Baa3 by Moody’s to the Borrower for such liability (and the issuer of such bond or letter of credit has not defaulted on its payment obligations thereunder);

then, and in any such event, the Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the obligation of each Lender to make Advances (other than Advances to be made by an Issuing Bank or a Lender pursuant to Section 2.03(c)) and of the Issuing Banks to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, (A) the obligation of each Lender to make Advances (other than Advances to be made by an Issuing Bank or a Lender pursuant to Section 2.03(c)) and of the Issuing Banks to issue Letters of Credit shall automatically be terminated and (B) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

SECTION 6.02. Actions in Respect of the Letters of Credit upon Default. If any Event of Default shall have occurred and be continuing, the Agent may with the consent, or shall at the request, of the Required Lenders, irrespective of whether it is taking any of the actions described in Section 6.01 or otherwise, make demand upon the Borrower to, and forthwith upon such demand the Borrower will, (a) pay to the Agent on behalf of the Lenders in same day funds at the Agent’s office designated in such demand, for deposit in the L/C Cash Deposit Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding or (b) make such other arrangements in respect of the outstanding Letters of Credit as shall be acceptable to the Required

Lenders and not more materially disadvantageous to the Borrower than clause (a); provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, an amount equal to the aggregate Available Amount of all outstanding Letters of Credit shall be immediately due and payable to the Agent for the account of the Lenders without notice to or demand upon the Borrower, which are expressly waived by the Borrower, to be held in the L/C Cash Deposit Account. If at any time an Event of Default is continuing the Agent determines that any funds held in the L/C Cash Deposit Account are subject to any right or claim of any Person other than the Agent and the Lenders or that the total amount of such funds is less than the aggregate Available Amount of all Letters of Credit, the Borrower will, forthwith upon demand by the Agent, pay to the Agent, as additional funds to be deposited and held in the L/C Cash Deposit Account, an amount equal to the excess of (a) such aggregate Available Amount over (b) the total amount of funds, if any, then held in the L/C Cash Deposit Account that the Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit, to the extent funds are on deposit in the L/C Cash Deposit Account, such funds shall be applied to reimburse the Issuing Banks to the extent permitted by applicable law. After all Letters of Credit shall have expired or been fully drawn upon and all other obligations of the Borrower hereunder shall have been paid in full, the balance, if any, in such L/C Cash Deposit Account shall be returned to the Borrower.

ARTICLE VII

THE AGENT

SECTION 7.01. Authorization and Authority. Each Lender hereby irrevocably appoints Citibank, N.A. to act on its behalf as the Agent hereunder and under the Notes and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agent and the Lenders, and the Borrower shall have no rights as a third party beneficiary of any of such provisions.

SECTION 7.02. Agent Individually. (a) The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.

(b) Each Lender understands that the Person serving as Agent, acting in its individual capacity, and its Affiliates (collectively, the “Agent’s Group”) are engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research) (such services and businesses are collectively referred to in this Section 7.02 as “Activities”) and may engage in the Activities with or on behalf of the Borrower or its Affiliates. Furthermore, the Agent’s Group may, in undertaking the Activities, engage in trading in financial products or undertake other investment businesses for its own account or on behalf of others (including the Borrower and its Affiliates and including holding, for its own account or on behalf of others, equity, debt and similar positions in the Borrower or its Affiliates), including trading in or holding long, short or derivative positions in securities, loans or other financial products of one or more of the Borrower and its Affiliates. Each Lender understands and agrees that in engaging in the Activities, the Agent’s Group may receive or otherwise obtain information concerning the Borrower and its Affiliates (including information concerning the ability of the Borrower to perform its obligations hereunder) which information may not be available to any of the Lenders that are not members of the Agent’s Group. None of the Agent nor any member of the Agent’s Group shall have any duty to disclose to any Lender or use on behalf of the Lenders, and shall not be liable for the failure to so disclose or use, any information whatsoever about or derived from the Activities or otherwise (including any information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower) or to account for any revenue or profits obtained in connection with the Activities, except that the Agent shall deliver or otherwise make available to each Lender such documents as are expressly required by this Agreement to be transmitted by the Agent to the Lenders.

(c) Each Lender further understands that there may be situations where members of the Agent’s Group or their respective customers (including the Borrower and its Affiliates) either now have or may in the future have interests or take actions that may conflict with the interests of any one or more of the Lenders (including the interests of the Lenders hereunder). Each Lender agrees that no member of the Agent’s Group is or shall be required to restrict its activities as a result of the Person serving as Agent being a member of the Agent’s Group, and that each member of the Agent’s Group may undertake any Activities without further consultation with or notification to any Lender. None of (i) this Agreement, (ii) the receipt by the Agent’s Group of information (including Borrower Information) concerning the Borrower or its Affiliates (including information concerning the ability of the Borrower to perform its obligations hereunder) nor (iii) any other matter shall give rise, except as expressly set forth herein, to any fiduciary, equitable or contractual duties (including without limitation any duty of trust or confidence) owing by the Agent or any member of the Agent’s Group to any Lender including any such duty that would prevent or restrict the Agent’s Group from acting on behalf of customers (including the Borrower or its Affiliates) or for its own account.

SECTION 7.03. Duties of Agent; Exculpatory Provisions. (a) The Agent’s duties hereunder are solely ministerial and administrative in nature and the Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, the Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, but shall be required to act or refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written direction of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein), provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent or any of its Affiliates to liability or that is contrary to this Agreement or applicable law.

(b) The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.01 or 6.01) or (ii) in the absence of its own gross negligence or willful misconduct. The Agent shall be deemed not to have knowledge of any Default or the event or events that give or may give rise to any Default unless and until the Borrower or any Lender shall have given notice to the Agent describing such Default and such event or events.

(c) Neither the Agent nor any member of the Agent’s Group shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty, representation or other information made or supplied in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith or the adequacy, accuracy and/or completeness of the information contained therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document or the perfection or priority of any Lien or security interest created or purported to be created hereby or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than (but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to the Agent.

(d) Nothing in this Agreement shall require the Agent or any of its Related Parties to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or any of its Related Parties.

SECTION 7.04. Reliance by Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of an Advance, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless an officer of the Agent responsible for the transactions contemplated hereby shall have received notice to the contrary from such Lender prior to the making of such Advance, and such Lender shall not have made available to the Agent such Lender’s ratable portion of the applicable Borrowing. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 7.05. Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. Each such sub-agent and the Related Parties of the Agent and each such sub-agent shall be entitled to the benefits of all provisions of this Article VII and Section 8.04 (as though such sub-agents were the “Agent” hereunder) as if set forth in full herein with respect thereto.

SECTION 7.06. Resignation of Agent. (a) The Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank with an office in New York, New York. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 120 days after the retiring Agent gives notice of its resignation (such 120-day period, the “Lender Appointment Period”), then the retiring Agent may on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above. In addition and without any obligation on the part of the retiring Agent to appoint, on behalf of the Lenders, a successor Agent, the retiring Agent may, if the Person acting as Agent or any Affiliate of such Person has no Revolving Credit Commitment, at any time upon or after the end of the Lender Appointment Period notify the Borrower and the Lenders that no qualifying Person has accepted appointment as successor Agent and the effective date of such retiring Agent’s resignation. Upon the resignation effective date established in such notice and regardless of whether a successor Agent has been appointed and accepted such appointment, the retiring Agent’s resignation shall nonetheless become effective and (i) the retiring Agent shall be discharged from its duties and obligations as Agent hereunder and (ii) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties as Agent of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations as Agent hereunder (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s resignation hereunder, the provisions of this Article and Section 8.04 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

(b) Any resignation pursuant to this Section by a Person acting as Agent shall, unless such Person shall notify the Borrower and the Lenders otherwise, also act to relieve such Person and its Affiliates of any obligation to issue new, or extend existing, Letters of Credit where such issuance or extension is to occur on or after the effective date of such resignation. Upon the acceptance of a successor’s appointment as Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank, (ii) the retiring Issuing Bank shall be discharged from all of its duties and obligations hereunder and (iii) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.

SECTION 7.07. Non-Reliance on Agent and Other Lenders. (a) Each Lender confirms to the Agent, each other Lender and each of their respective Related Parties that it (i) possesses (individually or through its Related Parties) such knowledge and experience in financial and business matters that it is capable, without reliance on the Agent, any other Lender or any of their respective Related Parties, of evaluating the merits and risks (including tax, legal, regulatory, credit, accounting and other financial matters) of (x) entering into this Agreement, (y) making Advances and other extensions of credit hereunder and (z) in taking or not taking actions hereunder and thereunder, (ii) is financially able to bear such risks and (iii) has determined that entering into this Agreement and making Advances and other extensions of credit hereunder is suitable and appropriate for it.

(b) Each Lender acknowledges that (i) it is solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Agreement, (ii) that it has, independently and without reliance upon the Agent, any other Lender or any of their respective Related Parties, made its own appraisal and investigation of all risks associated with, and its own credit analysis and decision to enter into, this Agreement based on such documents and information, as it has deemed appropriate and (iii) it will, independently and without reliance upon the Agent, any other Lender or any of their respective Related Parties, continue to be solely responsible for making its own appraisal and investigation of all risks arising under or in connection with, and its own credit analysis and decision to take or not take action under, this Agreement based on such documents and information as it shall from time to time deem appropriate, which may include, in each case:

(i) the financial condition, status and capitalization of the Borrower;

(ii) the legality, validity, effectiveness, adequacy or enforceability of this Agreement and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with this Agreement;

(iii) determining compliance or non-compliance with any condition hereunder to the making of an Advance and the form and substance of all evidence delivered in connection with establishing the satisfaction of each such condition;

(iv) the adequacy, accuracy and/or completeness of the Information Memorandum and any other information delivered by the Agent, any other Lender or by any of their respective Related Parties under or in connection with this Agreement, the transactions contemplated hereby and thereby or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with this Agreement.

SECTION 7.08. No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Persons acting as Bookrunners, Arrangers, syndication agents or co-documentation agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement, except in its capacity, as applicable, as the Agent or as a Lender hereunder.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Notes, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (a) no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (i) waive any of the conditions specified in Section 3.01, (ii) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances or participations in Letters of Credit, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder or (iii) amend this Section 8.01 and (b) no amendment, waiver or consent shall, unless in writing and signed by the Required Lenders and each Lender that has or is owed obligations under this Agreement that are modified by such amendment, waiver or consent, do any of the following: (i) increase any Commitment of such Lender other than as provided in Section 2.18 or extend any Commitment of such Lender other than as provided in Section 2.19, (ii) reduce the principal of, or interest on, the Advances or any fees or other amounts payable hereunder to such Lender or (iii) postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder, other than as provided in Section 2.19; and provided further that (x) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement or any Note and (y) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Banks in addition to the Lenders required above to take such action, adversely affect the rights or obligations of the Issuing Banks in their capacities as such under this Agreement.

SECTION 8.02. Notices, Etc. (a) All notices and other communications provided for hereunder shall be either (x) in writing (including telecopier communication) and mailed, telecopied or delivered or (y) as and to the extent set forth in Section 8.02(b) and in the proviso to this Section 8.02(a), if to the Borrower, at its address at 5454 West 110th Street, 10th Floor, Overland Park, KS 66211-1204, Attention: Treasurer (Telecopier: 913 523-2786), with a copy to Claudia Toussaint, Esq. at 544 West 110 th Street, 7th Floor, Overland Park, KS 66211-1204, (Telecopier: 913 523-9825); if to any Initial Lender, at its Domestic Lending Office specified opposite its name on Schedule I hereto; if to any other Lender, at its Domestic Lending Office specified in the Assumption Agreement or the Assignment and Acceptance pursuant to which it became a Lender; and if to the Agent, at its address at Two Penns Way, New Castle, Delaware 19720, Attention: Bank Loan Syndications Department; or, as to the Borrower or the Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Agent, provided that materials required to be delivered pursuant to Section 5.01(i)(i), (ii) or (iv) shall be delivered to the Agent as specified in Section 8.02(b) or as otherwise specified to the Borrower by the Agent. All such notices and communications shall, when mailed, telecopied or e-mailed, be effective when deposited in the mails, telecopied or confirmed by e-mail, respectively, except that notices and communications to the Agent pursuant to Article II, III or VII shall not be effective until received by the Agent. Delivery by telecopier or electronic transmission of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

(b) So long as Citibank or any of its Affiliates is the Agent, materials required to be delivered pursuant to Section 5.01(i)(i), (ii) and (iv) shall be delivered to the Agent in an electronic medium in a format acceptable to the Agent and the Lenders by e-mail at oploanswebadmin@citigroup.com. The Borrower agrees that the Agent may make such materials, as well as any other written information, documents, instruments and other material relating to the Borrower, any of its Subsidiaries or any other materials or matters relating to this Agreement, the Notes or any of the transactions contemplated hereby (collectively, the “Communications”) available to the Lenders by posting such notices on Intralinks or a substantially similar electronic system (the “Platform”). The Borrower acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Agent nor any of its Affiliates warrants the accuracy, adequacy or completeness of the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Communications or the Platform. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Agent or any of its Affiliates in connection with the Platform.

(c) Each Lender agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communications have been posted to the Platform shall constitute effective delivery of such information, documents or other materials to such Lender for purposes of this Agreement; provided that if requested by any Lender the Agent shall deliver a copy of the Communications to such Lender by email or telecopier. Each Lender agrees (i) to notify the Agent in writing of such Lender’s e-mail address to which a Notice may be sent by electronic transmission (including by electronic communication) on or before the date such Lender becomes a party to this Agreement (and from time to time thereafter to ensure that the Agent has on record an effective e-mail address for such Lender) and (ii) that any Notice may be sent to such e-mail address.

SECTION 8.03. No Waiver; Remedies. No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 8.04. Costs and Expenses. (a) The Borrower agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Agent in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, (A) all due diligence, syndication (including printing, distribution and bank meetings), transportation, computer, duplication, appraisal, consultant, and audit expenses and (B) the reasonable fees and expenses of outside counsel for the Agent with respect thereto and with respect to advising the Agent as to its rights and responsibilities under this Agreement. The Borrower further agrees to pay on demand all costs and expenses of the Agent and the Lenders, if any (including, without limitation, reasonable counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, reasonable fees and expenses of counsel for the Agent and each Lender in connection with the enforcement of rights under this Section 8.04(a).

(b) The Borrower agrees to indemnify and hold harmless the Agent and each Lender and each of their Affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) the Advances, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances or Letters of Credit, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 8.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, equityholders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Borrower also agrees not to assert any claim for special, indirect, consequential or punitive damages against the Agent, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, arising out of or otherwise relating to the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances.

(c) If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.08(d) or (e), 2.10 or 2.12, acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, or by an Eligible Assignee to a Lender other than on the last day of the Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 8.07 as a result of a demand by the Borrower pursuant to Section 8.07(a), the Borrower shall, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss (other than loss of Applicable Margin), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

(d) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in Sections 2.11, 2.14 and 8.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes.

(e) Reimbursement by Lenders. Each Lender severally agrees to indemnify the Agent (to the extent not promptly reimbursed by the Borrower, but without affecting Borrower’s reimbursement obligations hereunder) from and against such Lender’s ratable share of any and all losses, claims, damages, liabilities, obligations, penalties, actions, judgments, suits, costs, disbursements and expenses, joint or several, of any kind or nature (including the fees, charges and disbursements of any advisor or counsel for such Person) that may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent hereunder; provided, however, that no Lender shall be liable for any portion of such losses, claims, damages, liabilities, obligations, penalties, actions, judgments, suits, costs, disbursements or expenses resulting from the Agent’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender agrees to reimburse the Agent for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Section 8.04(a), to the extent that the Agent is not promptly reimbursed for such costs and expenses by the Borrower.

SECTION 8.05. Right of Set-off. Upon either (a) the occurrence and during the continuance of any Event of Default under Section 6.01(a) or 6.01(e) or (b) (i) the occurrence and during the continuance of any other Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Agent to declare the Notes due and payable pursuant to the provisions of Section 6.01, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and the Note held by such Lender, whether or not such Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured. Each Lender agrees promptly to notify the Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender and its Affiliates may have.

SECTION 8.06. Binding Effect. This Agreement shall become effective (other than Section 2.01, which shall only become effective upon satisfaction of the conditions precedent set forth in Section 3.01) when it shall have been executed by the Borrower and the Agent and when the Agent shall have been notified by each Initial Lender that such Initial Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

SECTION 8.07. Assignments and Participations. (a) Each Lender may and, if demanded by the Borrower to (i) any Affected Lender or (ii) any Lender that has made a demand for payment pursuant to Section 2.11 or 2.14, upon at least five Business Days’ notice to such Lender and the Agent will, assign to one or more Persons all or a portion of its rights and obligations under any Facility under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and the Note or Notes held by it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement with respect to one of more Facilities, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender or an assignment of all of a Lender’s rights and obligations under this Agreement with respect to a Facility, the amount of the Commitment under such Facility of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof unless the Borrower and the Agent otherwise agree, (iii) each such assignment shall be to an Eligible Assignee, (iv) each such assignment made as a result of a demand by the Borrower pursuant to this Section 8.07(a) shall be arranged by the Borrower after consultation with the Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement, (v) no Lender shall be obligated to make any such assignment as a result of a demand by the Borrower pursuant to this Section 8.07(a) unless and until such Lender shall have received one or more payments from either the Borrower or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement, and (vi) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note subject to such assignment and a processing and recordation fee of $3,500 payable by the parties to each such assignment, provided, however, that in the case of each assignment made as a result of a demand by the Borrower, such recordation fee shall be payable by the Borrower except that no such recordation fee shall be payable in the case of an assignment made at the request of the Borrower to an Eligible Assignee that is an existing Lender. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Sections 2.11, 2.14 and 8.04 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

(c) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Note or Notes subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower.

(d) The Agent shall maintain at its address referred to in Section 8.02 a copy of each Assumption Agreement and each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amount of the Advances owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e) Each Lender may sell participations to one or more banks or other entities (other than the Borrower or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and any Note or Notes held by it); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement or any Note, or any consent to any departure by the Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation.

(f) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Borrower Information relating to the Borrower received by it from such Lender in accordance with Section 8.08.

(g) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and any Note or Notes held by it) to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 8.08. Confidentiality. Neither the Agent nor any Lender may disclose to any Person any confidential, proprietary or non-public information of the Borrower furnished to the Agent or the Lenders by the Borrower (such information being referred to collectively herein as the “Borrower Information”), except that each of the Agent and each of the Lenders may disclose Borrower Information (i) to its and its affiliates’ employees, officers, directors, agents and advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of the Borrower Information and instructed to keep the Borrower Information confidential on substantially the same terms as provided herein), provided that Borrower Information will not be disclosed to any competitors of the Borrower, CenturyTel or their respective Subsidiaries, (ii) to the extent requested by any regulatory authority or self-regulatory authority, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 8.08, to (A) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement, (B) any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap, derivative or other transaction under which payments are to be made by reference to the Company and its obligations, this Agreement or payments hereunder, (C) any rating agency, or (D) the CUSIP Service Bureau or any similar organization,, (vii) to the extent the Borrower Information (A) is or becomes generally available to the public on a non-confidential basis other than as a result of a breach of this Section 8.08 by the Agent or such Lender, or (B) is or becomes available to the Agent or such Lender on a nonconfidential basis from a source other than the Borrower and (viii) with the consent of the Borrower. If the Agent or any Lender intends to disclose any Borrower Information pursuant to (iii), it is agreed that such Person, to the extent practicable, will provide the Borrower with prompt written notice thereof if permitted by law so that the Borrower may seek an appropriate protective order. Each Lender shall be deemed to have complied with this Section if it exercises the same degree of care with respect to the confidentiality of the Borrower Information as it accords to its own confidential information in accordance with safe and sound banking practices.

SECTION 8.09. Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 8.10. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 8.11. Jurisdiction, Etc. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the Notes, or for recognition or enforcement of any judgment arising out of or relating to this Agreement or any Notes, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. The Borrower hereby irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties hereto by registered or certified mail, postage prepaid, to the Borrower at its address specified pursuant to Section 8.02, with a copy to Claudia Toussaint, Esq. at 544 West 110th Street, 7th Floor, Overland Park, KS 66211-1204, (Telecopier: 913 523-9825). Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or the Notes in the courts of any jurisdiction.

(b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Notes in any New York State court or federal court sitting in New York City. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 8.12. No Liability of the Issuing Banks. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither an Issuing Bank nor any of its officers or directors shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by such Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Borrower shall have a claim against such Issuing Bank, and such Issuing Bank shall be liable to the Borrower, to the extent of any direct, but not consequential, damages suffered by the Borrower that the Borrower proves were caused by such Issuing Bank’s willful misconduct or gross negligence when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. In furtherance and not in limitation of the foregoing, such Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation; provided that nothing herein shall be deemed to excuse such Issuing Bank if it acts with gross negligence or willful misconduct in accepting such documents.

SECTION 8.13. Patriot Act Notice. Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Agent, as applicable, to identify the Borrower in accordance with the Patriot Act. The Borrower shall provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Agent or any Lenders in order to assist the Agent and the Lenders in maintaining compliance with the Patriot Act.

SECTION 8.14. Waiver of Jury Trial. Each of the Borrower, the Agent and the Lenders hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the Notes or the actions of the Agent or any Lender in the negotiation, administration, performance or enforcement thereof.

SCHEDULE I

EMBARQ CORPORATION

FIVE YEAR CREDIT AGREEMENT

COMMITMENTS AND APPLICABLE LENDING OFFICES

Name of Initial Lender	Revolving Credit Commitment	Letter of Credit Commitment	Domestic Lending Office	Eurodollar Lending Office
Bank of America, N.A.	$61,290,322.67		901 Main Street Dallas, TX 75202 Attn: Jean North T: 214-209-2151 F: 214-290-8380	901 Main Street Dallas, TX 75202 Attn: Jean North T: 214-209-2151 F: 214-290-8380

The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$30,645,161.07		1251 Avenue of the Americas 12th Floor New York, NY 10020 Attn: Rolando Uy T: 201-413-8570 F: 201-521-2304	1251 Avenue of the Americas 12th Floor New York, NY 10020 Attn: Rolando Uy T: 201-413-8570 F: 201-521-2304

Chang Hwa Commercial Bank, Ltd., New York Branch	$3,870,968.00		685 3rd Avenue, 29th Floor New York, NY 10017 Attn: Nancy Lin T: 212-651-9770 ext. 30 F: 212-651-9785	685 3rd Avenue, 29th Floor New York, NY 10017 Attn: Nancy Lin T: 212-651-9770 ext. 30 F: 212-651-9785

Citibank, N.A.	$57,763,441.07	$50,000,000	388 Greenwich Street New York, NY 10013 Attn: Robert Parr T: 212-816-8489 F: 646-291-1781	388 Greenwich Street New York, NY 10013 Attn: Robert Parr T: 212-816-8489 F: 646-291-1781

CoBank ACB	$71,182,795.73	5500 South Quebec Street Greenwood Village, CO 80111 Attn: DeAnn Sullivan T: 303-740-4315 F: 303-740-4021	5500 South Quebec Street Greenwood Village, CO 80111 Attn: DeAnn Sullivan T: 303-740-4315 F: 303-740-4021

Commerce Bank, N.A.	$3,870,968.00	1000 Walnut, BB 3-7 Kansas City, MO 64106 Attn: Lysa Cline T: 816-234-1881 F: 816-234-7907	1000 Walnut, BB 3-7 Kansas City, MO 64106 Attn: Lysa Cline T: 816-234-1881 F: 816-234-7907

Commerzbank AG, New York and Grand Cayman Branches	$2,666,666.67

Credit Suisse, Cayman Islands Branch	$32,258,064.53	Eleven Madison Avenue New York, NY 10010 Attn: Jill Hogan T: 212-325-9092 F: 212-743-1860	Eleven Madison Avenue New York, NY 10010 Attn: Jill Hogan T: 212-325-9092 F: 212-743-1860

E. Sun Commercial Bank, Ltd., Los Angeles Branch	$5,333,333.33	17700 Castleton Street, Suite 500 City of Industry, CA 91748 Attn: Homer Hou T: 626-810-2400 x 225	17700 Castleton Street, Suite 500 City of Industry, CA 91748 Attn: Homer Hou T: 626-810-2400 x 225

Deutsche Bank AG New York Branch	$61,290,322.67	60 Wall Street New York, NY 10005 Attn: Linda Hill T: 201-593-2163 F: 201-593-2313	60 Wall Street New York, NY 10005 Attn: Linda Hill T: 201-593-2163 F: 201-593-2313

Fifth Third Bank	$12,903,225.60	Fifth Third Center Cincinnati, OH 45263 Attn: Pam Strack T: 513-358-0624 F: 513-358-0221	Fifth Third Center Cincinnati, OH 45263 Attn: Pam Strack T: 513-358-0624 F: 513-358-0221

Fortis Bank SA/NV, New York Branch	$32,258,064.53	520 Madison Avenue, 3rd Floor New York, NY 10022 Attn: Elice Tracey T: 201-631-8189 F: 201-631-8181	520 Madison Avenue, 3rd Floor New York, NY 10022 Attn: Elice Tracey T: 201-631-8189 F: 201-631-8181

2

Goldman Sachs Credit Partners L.P.	$19,354,838.40		30 Hudson Street, 17th Floor Jersey City, NJ 07302 Attn: Philip Green T: 212-357-7570 F: 212-357-4597	30 Hudson Street, 17th Floor Jersey City, NJ 07302 Attn: Philip Green T: 212-357-7570 F: 212-357-4597

JPMorgan Chase Bank, N.A.	$61,763,441.07	$50,000,000	1111 Fannin, 10th Floor Houston, TX 77002 Attn: Laura Nieto T: 713-750-3609 F: 713-750-2129	1111 Fannin, 10th Floor Houston, TX 77002 Attn: Laura Nieto T: 713-750-3609 F: 713-750-2129

Mizuho Corporate Bank Ltd.	$49,806,451.20		1251 Avenue of the Americas New York, NY 10020 Attn: Sophia White-Larmond T: 201-626-9134 F: 201-626-9941	1251 Avenue of the Americas New York, NY 10020 Attn: Sophia White-Larmond T: 201-626-9134 F: 201-626-9941

Morgan Stanley Bank	$32,258,064.53		2500 Lake Park Boulevard Suite 300 C West Valley City, UT 84120 Attn: Larry Benison T: 718-754-7299 F: 718-754-7249	2500 Lake Park Boulevard Suite 300 C West Valley City, UT 84120 Attn: Larry Benison T: 718-754-7299 F: 718-754-7249

The Northern Trust Company	$12,903,225.60		50 South LaSalle Chicago, IL 60675 Attn: Sharon Jackson T: 312-630-1609 F: 312-630-1566	50 South LaSalle Chicago, IL 60675 Attn: Sharon Jackson T: 312-630-1609 F: 312-630-1566

The Royal Bank of Scotland plc	$61,290,322.67		101 Park Avenue New York, NY 10178 Attn: Sean Grimes T: 212-401-1479 F: 212-401-1494	101 Park Avenue New York, NY 10178 Attn: Sean Grimes T: 212-401-1479 F: 212-401-1494

3

Sumitomo Mitsui Banking Corporation	$51,612,903.47		277 Park Avenue New York, NY 10172 Attn: Tracey Watson T: 212-224-4393 F: 212-224-5197	277 Park Avenue New York, NY 10172 Attn: Tracey Watson T: 212-224-4393 F: 212-224-5197

UBS AG, Stamford Branch	$37,290,322.67		677 Washington Boulevard Stamford, CT 06901 Attn: Marie Haddad T: 203-719-5609 F: 203-719-3888	677 Washington Boulevard Stamford, CT 06901 Attn: Marie Haddad T: 203-719-5609 F: 203-719-3888

Union Bank of California, N.A.	$30,645,161.07		445 S. Figueroa Street Los Angeles, CA 90071 Attn: Nelia Montemeyor T: 323-720-2666 F: 323-720-2252	445 S. Figueroa Street Los Angeles, CA 90071 Attn: Nelia Montemeyor T: 323-720-2666 F: 323-720-2252

U.S. Bank, National Association	$6,451,612.80		555 SW Oak Portland, OR 97204 Attn: Patty Abel T: 503-275-5882 F: 503-275-8181	555 SW Oak Portland, OR 97204 Attn: Patty Abel T: 503-275-5882 F: 503-275-8181

Wachovia Bank, National Association	$61,290,322.67		301 South College Street Charlotte, NC 28288 Attn: Jasmin Bell T: 704-715-8915 F: 704-715-0091	301 South College Street Charlotte, NC 28288 Attn: Jasmin Bell T: 704-715-8915 F: 704-715-0091

Total:	$800,000,000	$100,000,000

4

SCHEDULE 2.01(b)

EXISTING LETTERS OF CREDIT

Letters of Credit Deemed Issued Hereunder

None.

SCHEDULE 5.02(a)

Existing Liens

Liens securing the following indebtedness:

Entity	Maturity	(dollars in thousands) Amount
Embarq-Florida
First Mortgage FF	07/15/13	$60,000
First Mortgage GG	07/15/23	75,000
First Mortgage HH	01/15/25	70,000
UT Penn.
First Mortgage BB	04/01/14	30,000
First Mortgage AA	06/01/08	17,000
Southeast (TN/VA)
First Mortgage U	08/01/19	13,230
UT MO
First Mortgage BB	07/01/08	23,500
UT TX
First Mortgage N	08/01/17	25,000
UT Minn
First Mortgage S	07/01/08	10,400
First Mortgage O	06/01/10	9,092
UT Kansas
First Mortgage P	07/01/08	12,500
UT Eastern KS
First Mortgage L	07/01/08	6,500
UT of the West
First Mortgage I	07/01/08	3,600
UT New Jersey
First Mortgage R	07/01/08	15,000
UT of the Carolinas
First Mortgage T	08/01/17	3,700
UT of Indiana
First Mortgage W	08/01/17	20,010
UT of the Northwest
First Mortgage T	07/01/08	8,150
First Mortgage Q	08/01/17	29,000
Central Tele. Co.
MTN 2 - 2 (mortgage)	09/21/07	35,000

Total		$466,682

SCHEDULE 5.02(d)

Existing Debt

Entity	Maturity	(dollars in thousands) Amount
Centel/Centel Capital	10/15/19	$150,000
Carolina Telephone & Telegraph	08/15/13	50,000
Embarq Products Group, Inc. Letters of Credit		930
Miscellaneous Capital Leases	—	278

Total		$201,208

EXHIBIT A - FORM OF

PROMISSORY NOTE

U.S.$	Dated: , 200

FOR VALUE RECEIVED, the undersigned, Embarq Corporation, a Delaware corporation (the “Borrower”), HEREBY PROMISES TO PAY to the order of                      (the “Lender”) for the account of its Applicable Lending Office on the Termination Date (each as defined in the Credit Agreement referred to below) the principal sum of U.S.$[amount of the Lender’s Commitment in figures] or, if less, the aggregate principal amount of the Advances made by the Lender to the Borrower pursuant to the Credit Agreement dated as of May 10, 2006, amended and restated as of January 23, 2009, among the Borrower, the Lender and certain other lenders parties thereto, and Citibank, N.A. as Agent for the Lender and such other lenders (as amended or modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined) outstanding on the Termination Date.

The Borrower promises to pay interest on the unpaid principal amount of each Advance from the date of such Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest are payable in lawful money of the United States of America to Citibank, as Agent, at 388 Greenwich Street, New York, New York 10013, in same day funds. Each Advance owing to the Lender by the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note.

This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of Advances by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the U.S. dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Advance being evidenced by this Promissory Note and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

EMBARQ CORPORATION

By
Title:

ADVANCES AND PAYMENTS OF PRINCIPAL

Date	Amount of Advance	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

2

EXHIBIT B - FORM OF NOTICE OF

BORROWING

Citibank, N.A., as Agent

    for the Lenders parties

    to the Credit Agreement

    referred to below

    Two Penns Way

    New Castle, Delaware 19720

[Date]

Attention: Bank Loan Syndications Department

Ladies and Gentlemen:

The undersigned, Embarq Corporation, refers to the Credit Agreement, dated as of May 10, 2006, amended and restated as of January 23, 2009 (as amended or modified from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, certain Lenders parties thereto and Citibank, N.A., as Agent for said Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.02(a) of the Credit Agreement:

(i) The Business Day of the Proposed Borrowing is             , 200_.

(ii) The Type of Advances comprising the Proposed Borrowing is [Base Rate Advances] [Eurodollar Rate Advances].

(iii) The aggregate amount of the Proposed Borrowing is $            .

[(iv) The initial Interest Period for each Eurodollar Rate Advance made as part of the Proposed Borrowing is              month[s].]

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(A) the representations and warranties contained in Section 4.01 of the Credit Agreement (except the representations set forth in the last sentence of subsection (e) thereof and in subsection (f)(i) thereof) are correct in all material respects, before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of such date; and

(B) no event has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds therefrom, that constitutes a Default.

Very truly yours,

EMBARQ CORPORATION

By
Title:.

2

EXHIBIT C - FORM OF

- ASSIGNMENT AND ACCEPTANCE

Reference is made to the Credit Agreement dated as of May 10, 2006, amended and restated as of January 23, 2009 (as amended or modified from time to time, the “Credit Agreement”) among Embarq Corporation, a Delaware corporation (the “Borrower”), the Lenders (as defined in the Credit Agreement) and Citibank, N.A., as agent for the Lenders (the “Agent”). Terms defined in the Credit Agreement are used herein with the same meaning.

The “Assignor” and the “Assignee” referred to on Schedule I hereto agree as follows:

1. The Assignor hereby sells and assigns to the Assignee, without recourse, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor’s rights and obligations under the [Revolving Credit Facility under Credit Agreement as of the date hereof] [the Letter of Credit Facility] equal to the percentage interest specified on Schedule 1 hereto of [all outstanding rights and obligations under the Revolving Credit Facility together with participations in Letters of Credit held by the Assignor on the date hereof] [such Assignor’s Unissued Letter of Credit Commitment]. After giving effect to such sale and assignment, the Assignee’s [Revolving Credit Commitment and the amount of the Advances owing to the Assignee] [Letter of Credit Commitment] will be as set forth on Schedule 1 hereto.

2. The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, the Credit Agreement or any other instrument or document furnished pursuant thereto; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto; and (iv) attaches the Note(s)[, if any] held by the Assignor [and requests that the Agent exchange such Note for new Note(s) payable to the order of [the Assignee in an amount equal to the Commitment assumed by the Assignee pursuant hereto or new Notes payable to the order of the Assignee in an amount equal to the Commitment assumed by the Assignee pursuant hereto and] the Assignor in an amount equal to the Commitment retained by the Assignor under the Credit Agreement, [respectively,] as specified on Schedule 1 hereto.

3. The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 4.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) confirms that it is an Eligible Assignee; (iv) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement as are delegated to the Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (v) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender; and (vi) attaches any U.S. Internal Revenue Service forms required under Section 2.14 of the Credit Agreement.

4. Following the execution of this Assignment and Acceptance, it will be delivered to the Agent for acceptance and recording by the Agent. The effective date for this Assignment and Acceptance (the “Effective Date”) shall be the date of acceptance hereof by the Agent, unless otherwise specified on Schedule 1 hereto.

5. Upon such acceptance and recording by the Agent, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

6. Upon such acceptance and recording by the Agent, from and after the Effective Date, the Agent shall make all payments under the Credit Agreement and the Notes in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and facility fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the Notes for periods prior to the Effective Date directly between themselves.

7. This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.

8. This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of Schedule 1 to this Assignment and Acceptance by telecopier shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.

IN WITNESS WHEREOF, the Assignor and the Assignee have caused Schedule 1 to this Assignment and Acceptance to be executed by their officers thereunto duly authorized as of the date specified thereon.

2

Schedule 1

to

Assignment and Acceptance

Percentage interest assigned:	_____%

[Assignee’s Revolving Credit Commitment:	$______

Aggregate outstanding principal amount of Advances assigned:	$______

Principal amount of Note payable to Assignee:	$______

Principal amount of Note payable to Assignor:	$_____]

[Assignee’s Letter of Credit Commitment:	$_____]

Effective Date*: _________________, 200__

[NAME OF ASSIGNOR], as Assignor

By
Title:

Dated: , 200_

[NAME OF ASSIGNEE], as Assignee

By
Title:

Dated: , 200_

Domestic Lending Office:
[Address]

Eurodollar Lending Office:
[Address]

Accepted [and Approved]** this
day of , 200_

CITIBANK, N.A., as Agent

*	This date should be no earlier than five Business Days after the delivery of this Assignment and Acceptance to the Agent.

**	Required if the Assignee is an Eligible Assignee solely by reason of clause (iii) of the definition of “Eligible Assignee”.

3

By
Title:

[Approved this              day

of                     , 200_

EMBARQ CORPORATION

By	]*
Title:

*	Required if the Assignee is an Eligible Assignee solely by reason of clause (iii) of the definition of “Eligible Assignee”.

4

EXHIBIT D - FORM OF

OPINION OF COUNSEL

FOR THE BORROWER

[Effective Date]

To each of the Lenders parties

    to the Credit Agreement dated

    as of May 10, 2006

    among Embarq Corporation,

    said Lenders and Citibank, N.A.,

    as Agent for said Lenders, and

    to Citibank, N.A., as Agent

Re:	Embarq Corporation

Ladies and Gentlemen:

We have acted as counsel to Embarq Corporation, a Delaware corporation (the “Borrower”), in connection with the preparation, execution and delivery of the Credit Agreement, dated as of May 10, 2006 (the “Credit Agreement”), among the Borrower, the Lenders parties thereto and Citibank, N.A., as Agent for the Lenders. This opinion is furnished to you pursuant to Section 3.01(f)(iv) of the Credit Agreement. Unless otherwise defined herein, terms defined in the Credit Agreement are used herein as therein defined.

In that connection, we have examined the originals or copies (certified or otherwise identified to our satisfaction) of the following:

(A) The Credit Agreement.

(B) The Notes delivered to certain Lenders on the date hereof.

(C) The Certificate of Incorporation of the Borrower and all amendments thereto (the “Charter”).

(D) The by-laws of the Borrower and all amendments thereto (the “By-laws”).

(E) A certificate of the Secretary of State of Delaware, dated             , 2006 attesting to the continued corporate existence and good standing of the Borrower in that State.

In addition, we have examined the originals, or copies certified to our satisfaction, of such other corporate records of the Borrowers, certificates of public officials and of officers of the Borrower, and agreements, instruments and other documents, as we have deemed necessary as a basis for the opinions expressed below. As to questions of fact material to such opinions, we have, when relevant facts were not independently established, relied upon certificates of the Borrower or its officers or of public officials. In addition, we have examined, and have relied as to matters of fact only upon the representations and warranties of the Borrower contained in or made pursuant to the Credit Agreement, without independent verification thereof.

For purposes of the opinions expressed herein, we have assumed (i) the genuineness of all signatures on all documents submitted to us as originals, (ii) the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies, (iii) the absence of duress, fraud, or mutual mistake of material facts on the part of the parties to the Credit Agreement, and (iv) the legal capacity and competency of natural Persons. With respect to the opinions regarding the current status of the Borrower in the State of Delaware, (i) we have relied solely on the certificate issued by the Secretary of State of Delaware with respect to the Borrower, (ii) such opinion is limited to the meaning ascribed to such certificate by the Secretary of State of Delaware and (iii) we have assumed that such certificate was properly given and remains accurate as of the date of this opinion.

We have assumed that (i) each party to the Credit Agreement other than the Borrower is duly organized and each party to the Credit Agreement other than the Borrower is in good standing in their respective jurisdictions of organization or formation, (ii) each party to the Credit Agreement other than the Borrower has all requisite power and authority to execute, deliver and perform the terms and provisions of the Credit Agreement, (iii) each party to the Credit Agreement other than the Borrower has taken all necessary action to authorize the execution, delivery and performance by it of the Credit Agreement and has duly executed and delivered the Credit Agreement, (iv) the execution and delivery by each party to the Credit Agreement other than the Borrower to the extent set forth herein and the performance of each such party’s obligations under the Credit Agreement will not result in any violation of such party’s charter, governance or formation documents, (v) the execution and delivery by each party to the Credit Agreement and the performance of each such party’s obligations under the Credit Agreement will not result in any violation of any applicable law, rule or regulation or any governmental order or decree, except that we have not made this assumption as to the Borrower to the extent set forth herein in respect of any United States federal or New York state law, rule or regulation, (vi) no consent, approval, authorization, order, filing, registration or qualification of or with any governmental agency or body is required for the execution and delivery by any party to the Credit Agreement or the performance by any such party of its obligations under the Credit Agreement, except that we have not made this assumption as to the Borrower to the extent set forth herein in respect of any United States federal or New York state statute, (vii) the Credit Agreement constitutes the legal, valid and binding obligation of each party thereto other than the Borrower, enforceable against such party in accordance with its terms, under the laws of all relevant jurisdictions, and (viii) to the extent applicable legal requirements require that the Agent, the Lenders or any other lender or holder of obligations or liabilities arising under the Credit Agreement act in accordance with applicable duties of good faith or fair dealing, in a commercially reasonable manner, or otherwise in compliance with applicable legal requirements in exercising their respective rights and remedies under the Credit Agreement, such Persons will fully comply with such legal requirements, including foreclosure or equivalent proceedings for the disposition of collateral, notwithstanding any provision of the Credit Agreement that purports to grant any of them the right to act or fail to act in a manner contrary to such legal requirements, or based on its sole judgment or in its sole discretion or provisions of similar import.

The opinions expressed herein are limited to the internal laws of the State of New York, applicable federal law of the United States of America and the General Corporation Law of the State of Delaware, and we express no opinion as to the laws of any other jurisdiction or the effect any such laws may have on the matters set forth herein. We express no opinion as to any federal or state securities laws or as to any federal or state banking or bank regulatory laws except as provided in paragraph 2 below.

Finally, we express no opinion as to any matters arising under any applicable federal or state antitrust or trade regulation laws, ERISA, patent, copyright, trademark and other intellectual property laws, laws relating to zoning and building codes, land use, health and safety, environmental laws or regulations, tax laws, Federal Communication Commission rules and regulations, laws relating to licenses, permits, approvals, or similar matters applicable to the businesses or activities of the Borrower in any jurisdiction, or any matters of local or municipal law or the laws of any local agencies or political subdivisions within any state or any laws which are applicable to the transactions contemplated by the Credit Agreement or the parties thereto because of the nature or extent of their business.

Whenever our opinion with respect to the existence or absence of facts is indicated to be based on our knowledge or awareness, we are referring to the actual present knowledge of the particular King & Spalding LLP attorneys who have represented the Borrower during the course of our representation of the Borrower in connection with the Credit Agreements. Except as expressly set forth herein, we have not undertaken any independent investigation, examination or inquiry to determine the existence or absence of any facts (and have not caused the review of any court file or indices) and no inference as to our knowledge concerning any facts should be drawn as a result of the limited representation undertaken by us.

Based upon and subject to the foregoing and to the assumptions, limitations and qualifications set forth below, we are of the opinion that:

(1) The Borrower is a corporation validly existing and in good standing under the laws of the State of Delaware.

(2) The execution, delivery and performance by the Borrower of the Credit Agreement and the Notes, and the consummation of the transactions contemplated thereby, are within the Borrower’s corporate powers, have been duly authorized by all necessary corporation action, and do not contravene (i) the Charter or the By-laws or (ii) any Federal or New York statute or the Delaware General Corporation Law or any rule or regulation that has been issued pursuant to any Federal or New York statute or the Delaware General Corporation Law applicable to the Borrower (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System) or (iii) any material agreement identified on Schedule I hereto. The Credit Agreement and the Notes have been duly executed and delivered by the Borrower.

(3) No authorization, approval or other action by, and no notice to or filing with, any Federal or New York governmental agency or body or any Delaware governmental agency or body acting pursuant to the Delaware General Corporation Law or other third party is required for the due execution, delivery and performance by the Borrower of the Credit Agreement and the Notes, except authorizations, approvals or other actions, notices or filings that have been obtained or made.

(4) The Credit Agreement is, and after giving effect to the initial Borrowing, the Notes will be, a valid and binding obligation of the Borrower enforceable against the Borrower in accordance with their respective terms.

(5) To our knowledge, there are no pending or overtly threatened actions or proceedings against the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator that purport to affect the legality, validity, binding effect or enforceability of the Credit Agreement or any of the Notes.

The opinions set forth above are subject to the following qualifications:

(1) Our opinion in paragraph 4 is qualified to the extent that the enforceability of the Credit Agreement may be limited by the effect of (i) bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights and remedies of creditors (including, without limitation, matters of contract rejection, fraudulent conveyances and obligations, turn-over, preference, equitable subordination, automatic stay, and substantive consolidation under federal bankruptcy laws, as well as state laws regarding fraudulent transfers, obligations, and conveyances, and state receivership laws), and (ii) general principles of equity, whether applied by a court of law or equity (including, without limitation, principles governing the availability of specific performance, injunctive relief or other traditional equitable remedies, principles affording traditional equitable defenses such as waiver, laches and estoppel, and legal standards requiring reasonableness or materiality of breach for exercise of remedies or providing for defenses based on impracticability or impossibility of performance or on obstruction or failure to perform or otherwise act in accordance with an agreement by a party thereto other than the Borrower).

(2) We express no opinion as to the applicability to the Credit Agreement or the transactions contemplated thereby of Section 548 of the Bankruptcy Code (11 U.S.C. § 548) or any state laws relating to fraudulent transfers and obligations (including, without limitation, Article 10 of the New York Debtor and Creditor Law).

(3) No opinion is expressed with respect to the validity, binding effect, or enforceability of:

(a) those provisions of the Credit Agreement relating to indemnification or exculpation in connection with violations of any securities laws or requiring indemnification for, or providing exculpation, release, or exemption from liability for, any action or inaction by any Person, to the extent such action or inaction involves gross negligence or willful misconduct on the part of such Person or to the extent otherwise contrary to public policy;

(b) those provisions of the Credit Agreement providing for liquidated damages or for premiums on acceleration or termination or for the payment of charges or post judgment interest, to the extent any such provisions may be deemed to be penalties or forfeitures;

(c) those provisions of the Credit Agreement that have the effect of waiving statutes of limitation, marshaling of assets or similar requirements or the right to a trial by jury, in each case to the extent the same may not be waived as a matter of public policy;

(d) those provisions of the Credit Agreement providing that waivers, modifications or consents by a party may not be given effect unless in writing or in compliance with particular requirements, or that a party’s course of dealing, course of performance, or the like or failure or delay in taking action may not constitute a waiver of related rights or provisions, or that one or more waivers may not under certain circumstances constitute a waiver of other matters of the same kind;

(e) those provisions of the Credit Agreement providing that the provisions of such documents are severable;

(f) those provisions of the Credit Agreement purporting to permit the exercise, under certain circumstances, of rights or remedies without notice or without providing opportunity to cure failures to perform;

(g) the effect of any provision of the Credit Agreement insofar as it provides that any Person purchasing a participation from a Lender or other Person may exercise set-off or similar rights with respect to such participation, or such Lender or other Person may exercise set-off or similar rights other than in accordance with applicable law; and

(h) any provision requiring the payment of expenses or attorneys’ fees, except to the extent that a court determines such fees to be reasonable.

(4) In connection with the provisions of the Credit Agreement whereby the Borrower submits to the jurisdiction of any federal court of competent jurisdiction, we note the limitations of 28 U.S.C. §§ 1331 and 1332 on Federal court jurisdiction. In connection with the provisions of the Credit Agreement which relate to forum selection (including, without limitation, any waiver of any objection to venue or any objection that a court is an inconvenient forum), we note that under NYCPLR §510, a New York State court may have discretion to transfer the place of trial, and under 28 U.S.C. § 1404(a) a United States District Court has discretion to transfer an action from one Federal court to another. We call to your attention that federal and state courts (other than federal and state courts to the extent § 5-1402 of the New York General Obligations Law is applicable) located in New York could decline to hear a case on grounds of forum non conveniens or any other doctrine limiting the availability of the courts in New York as a forum for the resolution of disputes not having sufficient nexus to New York, and we express no opinion as to any waiver of rights to assert the applicability of forum non conveniens doctrine or any such other doctrine.

(5) Our opinion in paragraph 4 above, to the extent relating to matters of choice of law and choice of forum for the adjudication of disputes, is rendered in reliance upon the Act of July 19, 1984, ch. 421, 1984 McKinney’s Sess. Law of N.Y. 1406 (codified as N.Y. Gen. Oblig. Law §§ 5-1401, 5-1402 (McKinney 1989) and N.Y. CPLR 327(b) (McKinney (1990)) (the “Act”) and is subject to the terms, provisions and limitations of the Act, including as specified in the Act, and to limitations arising under the Constitution of the United States.

(6) We have assumed, without any independent investigation or verification of any kind, the absence of any agreements, arrangements or understandings between or among any of the parties to the Credit Agreement which expand, modify, supersede or otherwise affect any of the terms thereof or the respective rights or obligations of the parties thereunder or that would modify, release, terminate, subordinate or delay the attachment of the security interest and liens granted thereunder.

The opinions set forth herein are solely for your benefit in connection with the transactions contemplated by the Credit Agreement and may not be relied upon by you for any other purpose or relied upon by any other person or entity for any purpose or quoted or made public without our prior written consent in each instance, except that any Person that becomes a Lender in accordance with the provisions of the Credit Agreement after the date hereof may rely on these opinions as if this opinion letter were addressed and delivered to such Lender on the date hereof.

Very truly yours,

KING & SPALDING LLP